UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009.
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from______ to _______

Commission file number: 0-27704

GEOS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	91-1426372
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

430 North Carroll Avenue, Suite 120, Southlake, Texas	76092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (817) 789-6000

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, no par value
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
☐ Yes  ☒ No
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
☐ Yes  ☒ No
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.
☒ Yes  ☐ No
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Act).  ☐ Yes  ☒  No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: $1,493,298 based on 19,155,497 shares held by non-affiliates and a closing price of $0.60. These amounts are reflective of the 1:10 reverse split effected by the company on May 14,2009.

As of March 30, 2010, 32,647,642 shares of the registrant’s common stock were outstanding.

TABLE OF CONTENTS

i

PART I

For convenience in this annual report, “Geos,” “we,” “us,” and “the Company” refer to Geos Communications, Inc. and our consolidated subsidiaries, taken as a whole.

Item 1.   Business.

We were incorporated under the laws of the State of Washington on October 17, 1988. Our offices are located at 430 North Carroll Avenue, Suite 120, Southlake, Texas 76092, and our telephone number at that address is (817) 240-0200.  We maintain websites at www.geoscommunications.com, www.voicestick.com, www.myglobaltalk.com, www.shootit.com and www.duoguo.cn.  We affected a 1:10 reverse split of our common stock effective May 14, 2009.

Through our subsidiary Geos Communications, Inc., a Delaware corporation (“Geos (DE)”), we are a developer and distributor of mobile applications and communications services.  We leverage our Voice over Internet Protocol (VoIP) and technology development to introduce solutions to the global mobile community. Our services include MyGlobalTalk, a comprehensive solution for reducing long distance calling charges worldwide that makes use of various least cost routing processes and technologies which may include VoIP.  We have repositioned our company in the fourth quarter of 2009 to support our strategic plan of becoming a distributor of mobile applications solutions and services for the global mobile community. These solutions, which we will license or own ourselves, will include our MyGlobalTalk service. MyGlobalTalk leverages our core competencies in VOIP and technology development. Our revenues for 2009 have been derived primarily from our legacy Voicestick solutions and to a lesser extent from MyGlobalTalk which became market ready in the fourth quarter of 2009.  We expect revenues from MyGlobalTalk to become more significant in 2010 as our marketing and sales activities begin to yield results.

In early 2010 we acquired a wholly owned subsidiary Shoot It!, Inc., in which we provide mobile applications for sending picture postcards from smart phones. In addition, through another recently acquired wholly owned subsidiary, D Mobile, Inc, we operate a retail channel for the discovery and download of licensed mobile content under the brand name Duo Guo in China.

Our products allow our customers to improve the experience and usefulness of their mobile phones.  Our corporate headquarters is based in Southlake, Texas.  In addition, we have locations in Shanghai, China and we maintain switching equipment in Atlanta, Georgia.

Our products and services offer the end user the following benefits:

MyGlobalTalk

•	A secure network, designed for interoperability and scalability in an SAS-compliant environment;
•	Exceptional call quality using industry standard, SIP-based network architecture, producing minimal lag time, and coverage that works anywhere cellular service is available;
•	Low cost/high quality internet telephony-based international telephone calls from a smartphone, cell phone, landline/desk phone or PC/netbook;
•	No international plan needed - no hidden fees - no contracts - no connection fees - no expiration dates;
•	Consumer pre-pay (for individual users), designed for those who need flexibility or a pay-as-you-go solution; and,
•	A simple, intuitive mobile application for BlackBerry®, iPhone™, Android™, Symbian™ and Windows® Mobile operating systems.

Shoot It!

•	Allows users to take a picture with the smartphone, create a personal message, and mail as a postcard to recipient;
•	Delivery to any mailbox in North America, Western Europe, and Asia;
•	Blends familiar postcard capability with new technology; and
•	Gives a tangible alternative to SMS or MMS messaging.

Duo Guo

•	Allows users to discover and download mobile applications and content through our retail kiosks;
•	Gives the user a simple and organized way to locate and purchase applications and content;

•	Allows for expanded services for vendors in ticketing, couponing and advertising; and
•	We believe, currently, the only legitimate source for licensed, non-pirated content from many producers.

Our management is focused upon executing our strategic plan of becoming a mobile application, technology development and distribution company with global reach. We are accomplishing this by relying on products that we have developed, which are covered by our patent portfolio, and with products for which we have negotiated distribution rights with strategic partners. The right strategic partners and distribution networks are keys to our success as we look to expand our reach and grow our business. We plan to continue to build on our product portfolio by executing on an aggressive acquisition and partnering strategy.  We will continue to introduce exciting and relevant device and geographic agnostic products coupled with pervasive and strategic distribution solutions which will position us to emerge as a leader in the global mobile solutions and distribution market.

There can be no assurances that such efforts will be successful. We may finance these new business opportunities through a combination of equity and/or debt. If we determine to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of our existing shareholders. If we determine to finance these opportunities by incurring debt, then such debt may not be available to us on favorable terms, if at all.

Recent Acquisitions

In February 2010, we acquired Shoot It, LLC, which expands our product portfolio applications and technologies for the global mobile communications market.  Shoot It! is a postcard messaging service that allows users to take a picture with their smartphone, create a personal message and send it as a paper postcard from anywhere in the world to any mailbox in North America, Western Europe or Asia. Shoot It! enhances the experience of smartphones by allowing users to share their photos with others around the world, while also giving the user a tangible alternative to SMS or MMS. Shoot It!’s smartphone application currently supports the iPhone, BlackBerry OS 4.6. and higher, Android and Windows Mobile operating systems. The Shoot It! smartphone application is currently available for download via traditional application retail channels such as the iTunes App store, BlackBerry App World and Android Marketplace.  It will also be available through Geos’ Duo Guo mobile content distribution platform in China.

In March 2010, we acquired D Mobile, Inc., which provides us with a unique, market-leading platform for mobile content distribution in China, the world’s largest mobile communications market, and expands our global presence. We believe D Mobile, which operates under the brand name Duo Guo, is the primary and only legitimate retail channel for the discovery and download of licensed mobile media content in China.  Duo Guo operates an innovative kiosk-based distribution business, which enables mobile device users to discover and download games, movies, music, ringtones and applications.  The kiosk network can also serve as a channel for a wide range of mobile downloadable services such as ticketing, coupon distribution and advertising.  Duo Guo has established partnerships with major retailers that include Wal-Mart, China Unicom, Suning and FunTalk, as well as major media content providers including Paramount Pictures, EA Mobile, Cartoon Network, Warner Music Group and others. Duo Guo currently operates more than 75 kiosks in 15 cities across China including Shanghai and Beijing, and the Guangzhou, Shandong, Jiangsu and Zhejiang provinces, and is rapidly opening more kiosks.

Industry Overview

The growth in the global mobile community is accelerating dramatically. The adoption and use of smartphones is accelerating and creating a large demand for mobile applications and service. According to Gartner, cell phones and smartphones will overtake PC’s as the most common device used for Web access sometime in the next three years. In addition, they expect mobile consumers to spend $6.2 billion at mobile apps stores in 2010 compared to $4.2 billion in 2009. Strategy Analytics estimates that worldwide sales of smartphones grew 30% in the fourth quarter of 2009 from a year earlier to reach 53 million units. This growth has created a large demand for applications and services while at the same time creating a fragmented market with no easy, logical method for discovery and download of applications or content.

To address these opportunities, we provide our own mobile applications to the market including MyGlobalTalk and Shoot It!  These applications fill specific needs to the mobile user and enrich the experience and functionality of the mobile user.  These applications provide recurring customer revenue through the use of these services.

In addition, Geos acquired Duo Guo in 2010, a retail channel for the discovery and download of licensed mobile content in China, the world’s largest mobile communications market. Through its strategically placed kiosks in highly trafficked first and second tier cities, Duo Guo  provides a wide range of services including mobile-content downloads, ticketing, mobile coupon distribution and advertising, along with exclusive rights in China to MyGlobalTalk and Shoot It! content.

Beyond these actions, we are developing key partnerships among the most immediately relevant, rapid adoption markets through unique, highly strategic and pervasive distribution channels.

Competition

We face unique competition with each of our products. The competitors by product are:

MyGlobalTalk:

Domestically, the long distance market in the United States is highly competitive and includes providers of all sizes, including huge incumbents, such as AT&T and Verizon, and companies such as Vonage, Inc. Skype and other non-traditional providers.

Internationally, the competitive marketplace varies from region to region.  Our competitors include both government-owned and incumbent phone companies and emerging competitive carriers.

The principal competitive factors in the national and international markets include price, quality of service, distribution, customer service, reliability, network capacity, the availability of enhanced communications services and brand recognition.

We do not represent a significant competitive presence in our industry.

Shoot It!:

Domestically, there are several competitors in this space including Postino and Hippo Cards.  We do not believe any of the competitors have international printing capabilities that would compete with us globally nor do they operate on the breadth of devices we can service.

Duo Guo:

We believe there are no other “legitimate” kiosk (or computer terminal) based competitors in China currently. There are small entrepreneurs selling pirated content from laptops and “FAB”, a kiosk company with a limited number of units.

We also compete with internet sites where content can be downloaded such as: sina.com, kong zhong, linktone and others. However, this is web based and we believe not truly competitive since we have retail locations with staff to assist the consumer.

In addition, the mobile operators may also be considered a competitor since they have their own “decks” (WAP stores) on the phone, which can be accessed through phone. Customers can discover and download content from these websites. Again, we believe this is not truly competitive since we have retail locations with staff to assist the consumer.

Business Strategy

Our primary objective is to become a leading developer and distributor of mobile applications and services.  We believe that we can accomplish this goal by implementing the following strategies:

•	leveraging our core competencies in VoIP and technology development along with our robust intellectual property portfolio to introduce solutions for the growing global mobile community;
•	relying on products that we have developed, which are primarily covered by our patent portfolio;
•	selling products for which we have negotiated distribution rights with strategic partners;
•	acquiring additional products and services that are compelling to the mobile community and expanding our kiosk distribution outlets on a global basis; and
•	Potential sales of intellectual property (patents) which are non-essential to our products.

Sales and Marketing

We sell our products through our direct sales team and our channel partners, agents, distributors as well as through our retail kiosk business of Duo Guo in China. While our individual accounts for both MyGlobalTalk and Shoot It! are on subscription models that require payment in advance, our enterprise customers are on a post paid billing plans of net 30 days. All Duo Guo sales are paid at point of sale.

Our websites, www.mygblobaltalk.com, www.shoot-it.com, www.duoguo.cn, and www.voicestick.com are the cornerstones for domestic and international information retrieval, the service plans and call rates for specific countries and frequently asked questions.  These sites may also function as full e-commerce sites through their ability to support provisioning, account set up, the addition of pre-paid minutes to accounts, account status and account inquiry.

We are implementing a variety of methods in order to drive traffic to our websites.  Banner advertisements on key portals, websites and search engines as well as targeted key word searches are expected to provide us with a web presence.  We intend to develop partnerships with enterprise customers leveraging their brand awareness and distribution into various sales channels and demographic segments.

The primary target markets for the MyGlobalTalk™ service are enterprises with global calling footprints and consumers with global calling needs that want to reduce their cost to make long distance calls.  We are also targeting emerging international markets, with an emphasis on Asia Pacific, Central and South America and Europe.  We believe these markets have the highest mobile phone adoption rates as well as users that are inclined to want and need additional mobile applications and services.

Since the United States is the most price competitive market, we are targeting the domestic market through retail channels, agents and selected original equipment manufacturers.

Customer Service

Our customer support center for MyGlobalTalk and Shoot It! is located in Southlake, Texas and offers Tier 1 and Tier 2 support with established escalation procedures and associated response metrics.  Tier 3 support is provided by our remote engineering staff.  Support for our Duo Guo retail distribution kiosks is provided by our Shanghai, China office.  Pursuant to our overall business strategy, we may elect to outsource this function in the future.

Intellectual Property

Our MyGlobalTalk solutions are supported by an intellectual property portfolio. We have six issued patents and  have thirteen patent applications pending.  The patents contain a broad range of claims covering our proprietary technologies and products. In addition, we are will be making additional filings around our entire product and services offerings including Shoot It! and Duo Guo as warranted.

Government Regulation

On November 5, 2005, the Federal Communications Commission (FCC) Enforcement Bureau issued further revisions to E-911 compliance requirements for interconnected VoIP service providers.  VoIP providers were not forced to cut off subscribers who did not receive E-911 services by November 28, 2005.  However, VoIP companies were expected to stop marketing their service and accepting new customers in service areas that are not equipped to provide E-911 call routing, even if subscribers would be able to get “basic” 911 service.  The FCC document states “Although we do not require providers that have not achieved full 911 compliance by November 28, 2005, to discontinue the provision of interconnected VoIP service to any existing customers, we do expect that such providers will discontinue marketing VoIP service, and accepting new customers for their service, in all areas where they are not transmitting 911 calls to the appropriate PSAP in full compliance with the Commission’s rules.”  Currently, we are in the process of complying with FCC’s order for E-911 services.

We are not otherwise subject to direct federal, state, or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally.  However, due to the increasing popularity and use of the Internet and other VoIP services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other VoIP services covering issues such as user privacy, “indecent” materials, freedom of expression, pricing content and quality of products and services, taxation, advertising, intellectual property rights and information security.  The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations, and financial condition.

Environmental Regulations

We do not have any environmental regulations to consider.

Employees

As of March 30, 2010, we had 76 full-time employees.  We also rely on a number of consultants and advisors whom we employ on an “as-needed” basis.

Amendment of Quarterly Reports on Form 10-Q for Fiscal Year 2009

        As disclosed in our Current Report on Form 8-K filed April 16, 2010, in connection with our year-end accounting procedures and audit, management consulted with our independent auditors and Audit Committee and determined that the unaudited consolidated financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2009 (“Second Quarter”) and the quarter ended September 30, 2009 (“Third Quarter”) should not be relied upon.

Additionally, on April 30, 2010, in connection with our year-end accounting procedures and audit, management consulted with our independent auditors and Audit Committee and determined that, due to an error in the calculation of the stock option and warrant expenses for the three months ended March 31, 2009, the unaudited consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (“First Quarter”) should not be relied upon.

As a result, we subsequently filed amended Quarterly Reports on Form 10-Q/A for the First Quarter, Second Quarter, and Third Quarter on May 3, 2010.

Item 1A.  Risk Factors.

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this report that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Current and future acquisitions and alliances may expose us to new risks, or cause us to fail to perform as expected. Conversely, our failure to complete acquisitions, enter into suitable alliances or integrate acquired companies may hinder our growth and future profitability.

One of our key strategies is to grow through acquisitions, joint ventures, and other strategic alliances, particularly with respect to our retail operations and attainment of applications for mobile users. Joint ventures and strategic alliances may expose us to operational, regulatory, and market risk as well as risks associated with additional capital requirements. In addition, we may not be able to identify suitable future acquisition candidates or alliance partners.  Even if we identify suitable candidates or partners, we may be unable to complete and acquisition or alliance on commercially acceptable terms. If we fail to identify appropriate candidates or complete desired acquisitions, we may not be able to implement its growth strategies effectively or efficiently. In addition, our acquisition and integration process may divert management from operating our existing business, negatively affecting our earnings and revenues.

In addition, our ability to successfully integrate the acquired companies or their operations may be adversely affected by a number of factors, including diversion of management’s attention and difficulties in retaining clients of the acquired companies. Furthermore, any acquired companies may not perform as expected for various reasons, including legislative or regulatory changes or the loss of key customers and personnel.  If we are not able to realize the benefits envisioned from such acquisitions, joint ventures, or other strategic alliances, ‘our overall profitability and growth plans may be hindered.

Current economic conditions may adversely affect our industry, business and results of operations.

The United States economy is currently undergoing a period of slowdown and very high volatility and the future economic environment may continue to be less favorable than that of recent years. A substantial portion of our revenues comes from residential and small business customers whose spending patterns may be affected by prevailing economic conditions. While we believe that the weakening economy had a modest effect on our net subscriber additions during recent months, if these economic conditions continue to deteriorate, the growth of our business and results of operations may be affected. Reduced consumer spending may drive us and our competitors to offer certain services at promotional prices, which could have a negative impact on our operating results.

We have a history of losses and negative cash flows from operations and we may not be profitable in the future.

We had losses and an accumulated deficit at December 31, 2009. Our ability to generate positive cash flows from operations and net income is dependent, among other things, on the acceptance of our products in the marketplace, market conditions, cost control, and our ability to raise capital on acceptable terms. The financial statements included elsewhere in this report do not include any adjustments that might result from the outcome of these uncertainties. Furthermore, developing and expanding our business will require significant additional capital and other expenditures. Accordingly, if we are not able to increase our revenue, then we may never achieve or sustain profitability and might have to cease operations. Our independent auditors have added an explanatory paragraph in their report expressing substantial doubt about the Company’s ability to continue as a going concern.

We have been able to meet our operating requirement by receiving net proceeds of $7,410,000 related to financing during the year ended December 31, 2009.  We will need to receive additional capital to continue our operations into 2010.

Until we reach and maintain positive cash flow, which management believes will be in the fourth quarter of 2010, we will be required to raise additional capital to fund our operations. Financing may not be available to us on commercially reasonable terms, if at all. There is no assurance that we will be successful in raising additional capital or that the proceeds of any future financings will be sufficient to meet our future capital needs. It is not likely that we will be able to continue our business without additional financing.

The price of our common stock has been volatile in the past and may continue to be volatile.

The stock market in general and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2009 to December 31, 2009, the per share closing price of our common stock on the Over-the-Counter Bulletin Board fluctuated from a high of $ 1.10 to a low of $0.15 both on a post-split basis. We believe that the volatility of the price of our common stock does not solely relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of our common stock would likely decline.

The trading price of our common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of our common stock decreases, then shareholders may not be able to sell their shares of our common stock at a profit.

Our common stock are sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company and we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a consequence, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float and limited operating history. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common stock are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our technologies. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results, market acceptance of our government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures, our capital commitments, and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect, if any, that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to securities litigation.

As discussed in the preceding risk factor, the market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources. The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We may not be able to successfully manage our growth.

Our liability to manage the Company’s growth will require that we continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. If our management is unable to manage such growth effectively, then the quality of our services, our ability to retain key personnel and our business, financial condition and results of operations could be materially adversely affected.

Our executive officers have been employed by the Company for a relatively short period of time, and may not be able to implement our business strategy. The failure to effectively implement our business strategy will have a material, adverse effect on our business, financial condition and results of operations.

Our Chief Executive officer took office on April 21, 2009, our President and Chief Operating Officer took office August 10, 2008, our Chief Financial Officer took office on August 24, 2009, our Senior Vice President of Worldwide Sales took office on June 23, 2009 and our Chief Executive Officer of our Asia operations took office on March 7, 2010 There can be no assurance that they will function successfully as a management team to implement our business strategy. If they are unable to do so, then our business, financial condition and results of operations could be materially adversely affected.

Our performance could be adversely affected if we are unable to attract and retain qualified personnel in the fields of engineering, marketing and finance.

Our performance is dependent on the services of our management as well as on our ability to recruit, retain and motivate other key employees in the fields of engineering, marketing and finance. Competition for qualified personnel is intense and there is a limited number of persons with knowledge of and experience with VoIP. We cannot assure you that we will be able to attract and retain key personnel, and the failure to do so could hinder our ability to implement our business strategy and could cause harm to our business.

The general condition of the telecommunications market will affect our business. Continued pricing declines may result in a decline in our operating results.

We are subject to market conditions in the telecommunications industry. Our operations could be adversely affected if pricing continues to decline as it has in the past few years. If pricing declines continue, then we may experience adverse operating results.

Risk Related to doing business in the Peoples Republic of China.

We acquired D Mobile in March, 2010.  Mobile’s operations are primarily located in the Peoples Republic of China (“PRC”). Accordingly, our business, results of operations, financial condition and prospects are subject to a significant degree to economic, political, and legal conditions in China. China’s economy differs for the economies of developed countries in many respects, including with respect to government regulation and control of foreign exchange, the level of development, growth rate and the allocation of resources.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and economic sectors. The PRC government has implemented certain measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the PRC economy generally, they may also negatively affect us. For example, our business, financial condition and results of operations may be adversely affected by government control over capital investments of changes in tax regulations applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970’s emphasizing market-oriented reforms, the reduction of state ownership of productive assets and improved corporate governance, the PRC government still owns a substantial portion of the productive assets in China and continues to play a significant role in regulating industrial development. In addition, the PRC government exercises significant control over China’s economic growth by controlling the allocation of resources and payment of foreign currency-denominated obligations, setting monetary policy and giving preferential treatment to particular industries or companies.

In late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates and placing additional limitation on the ability of commercial banks to make loans and raise interest rates, in an attempt to slow down specific segments of China’s economy that the government believed to be overheating. In 2009, however, in response to the world economic crisis, the PRC government cut interest rates and announced a stimulus plan in an attempt to help sustain growth. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity, access to capital, financial results as well as our ability to operate our business.

Fluctuation in the value of the Chinese Yuan (Renminbi ,or RMB) may have a material adverse effect on the value of your investment.

We acquired D Mobile in February, 2010.  D Mobiles operations are primarily located in the PRC.  The value of the RMB against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005 the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar.  Under the current policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. The change in the policy has resulted in an approximate 18.8% appreciation in the RMB against the U.S. dollar between July 21, 2005 and April 9, 2010. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Substantially, all of D- Mobile’s revenues and cost are denominated in the RMB, and a significant portion of Mobile’s financial assets are also denominated in the RMB. Any significant revaluation of the RMB could materially and adversely affect Mobile’s cash flows, revenues, earnings and financial position. Any fluctuations of the exchange rate between the RMB and U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business operations in China primarily through its D Mobile subsidiary which operates under the Duo Guo brand. Our operations in China are governed by the PRC laws and regulations. Our operating subsidiaries are generally subject to laws and regulations applicable to wholly owned foreign-owned enterprises. The PRC legal system is principally based on statutes. Prior court decisions may be cited for reference but typically have limited precedential value

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to foreign investments in China.  However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions (and the non binding nature of such decisions), the interpretation and enforcement of these laws and regulations raise uncertainties. In addition, the PRC legal system is based in part of the government policies and internal rules (some of which are not published on a timely basis or at all) that may have retroactive effect. As a result, we may not be aware of its violation of these policies and rules until after a violation occurs. In addition, any litigation in China may be protracted and result in substantial cost and diversion of resources and management attention.

Contract drafting, interpretation and enforcement in China involve significant uncertainty.

We, through our D Mobile subsidiary, have entered into numerous contracts governed by the PRC law, many of which are material to our business. Compared to contracts in the United States, contracts governed by the PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China are not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we may be subject to disputes under its material contracts, and if such disputes arise, we cannot assure you that we will prevail. Due to the materially of certain contracts to our business, any disputes involving such contracts, even without merit, may materially and adversely affect our reputation and business.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect our business and results of operations.

As a result of the D Mobile acquisition, Geos will be conducting a significant portion of its business in China, which will be subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008 and its implementation regulation came into effect on September 18, 2008. The PRC employment contract law and related legislation required more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, employers incurred higher labor cost.  If additional employment and labor laws are brought to law, additional labor cost may be incurred and could have an adverse impact on Geos’ business and results of operations.

The VoIP telephony market is subject to rapid technological change. Newer technology may render our technology obsolete which would have a material, adverse impact on our business and results of operations.

VoIP telephony is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, manufacture, and sell new and enhanced VoIP telephony software products and services that provide increasingly higher levels of performance and reliability at lower cost. Our success in designing, developing, manufacturing, and selling such products and services will depend on a variety of factors, including:

•	the identification of market demand for new products;
•	the scalability of our VoIP telephony software products;
•	product and feature selection;
•	timely implementation of product design and development;
•	product performance;
•	cost-effectiveness of current products and services and products under development;
•	our ability to successfully implement service features mandated by federal and state law;
•	effective manufacturing processes; and
•	effectiveness of promotional efforts.

Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. We have in the past experienced delays in the development of new products and the enhancement of existing products, and such delays will likely occur in the future. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner, if such new or enhanced products do not achieve sufficient market acceptance, or if such new product introductions decrease demand for existing products, our operating results would decline and our business would not grow.

The continued growth of the Internet as a medium for telephone services is uncertain. If this growth does not continue, our business and financial condition could be materially adversely affected.

The continued market acceptance of the Internet as a medium for telephone services is subject to a high level of uncertainty. Our future success will depend on our ability to significantly increase revenues, which will require widespread acceptance of the Internet as a medium for telephone communications. There can be no assurance that the number of consumers using the Internet for telephone communications will grow. If use of the Internet for telephone communications does not continue to grow, our business and financial condition could be materially adversely affected.

Our business faces security risks. Our failure to adequately address these risks could have an adverse effect on our business and reputation.

A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our VoIP operations. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to our customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium. Our failure to adequately address these risks could have an adverse effect on our business and reputation.

Our ability to do business depends, in part, on our ability to license certain technology from third parties.

We rely on certain technology licensed from third parties, and there can be no assurance that these third party technology licenses will be available to us on acceptable commercial terms or at all. If we cannot license the technology we need on acceptable commercial terms, then our business, financial condition and results of operations will be materially and adversely affected.

Products and services like the ones we offer change rapidly and therefore, we must continually improve them. However, our need to invest in research and development may prevent us from ever being profitable.

Products and services like the ones we offer are continually upgraded in an effort to make them work faster, function easier for the user and provide more options. Our industry is characterized by the need for continued investment in research and development. If we fail to invest sufficiently in research and development, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition. However, any investment in research and development and technological innovation will cause our operating costs to increase. This could prevent us from ever achieving profitability.

We sell a service that allows our customers to make telephone calls over the Internet. Intellectual property infringement claims brought against us, even without merit, could require us to enter into costly licenses or deprive us of the technology we need.

The service we sell allows our users to make telephone calls over the Internet. Third parties may claim that the technology we develop or license infringes their proprietary rights. Any claims against us may affect our business, results of operations and financial conditions. Any infringement claims, even those without merit, could require that we pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could have a material adverse effect on our results of operations and financial condition. If successful, a claim of product infringement could completely deprive us of the technology we need.

We have developed our underlying software and we try to protect it from being used by others in our industry. Failure to protect our intellectual property rights could have a material adverse effect on our business.

We rely on copyright, trade secret and patent laws to protect our content and proprietary technologies and information, including the software that underlies our products and services. Additionally, we have taken steps that we believe will be adequate to establish, protect and enforce our intellectual property rights. There can be no assurance that such laws and steps will provide sufficient protection to our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use our products or technologies.

We have six issued patents and thirteen pending patent applications related to embedded software technology and methods of use. There can be no assurance that these pending patents will be issued, or what the scope of the allowed claims will be issued. Even if the balance of patents pending are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the intellectual property covered by these patents.

Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our domestic and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

If our products contain defects, then our sales would be likely to suffer, and we may even be exposed to legal claims. Defects in our products could have a material adverse impact on our business and operating results.

Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite product testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of our products, delays or cessation of service to our customers or legal claims by customers against us. Any of these occurrences could have a material adverse impact on our business and operating results.

Sales to customers based outside the United States have recently accounted for a significant portion of our revenues, which exposes the Company to risks inherent in international operations.

Our strategic plan includes increases in foreign sales in order to increase our revenues.  However, international sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

If the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, then the resulting effective price increase of our products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact our customers, the ability of these customers to purchase our products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States.

If we are able to increase our foreign sales significantly, the occurrence of any of the foregoing could have a material adverse impact on our results of operations.

Doing business over the Internet may become subject to governmental regulation. If these regulations substantially increase the cost of doing business, they could have a material adverse effect on our business, results of operations and financial condition.

We are not currently subject to direct federal, state, or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other VoIP services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other VoIP services covering issues such as user privacy, “indecent” materials, freedom of expression, pricing content and quality of products and services, taxation, advertising, intellectual property rights and information security. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations, and financial condition.

We were late in filing this Annual Report, and may be unable to timely file periodic reports in the future.  We were unable to timely file this Annual Report, and may continue to be unable to timely file our annual and quarterly periodic reports with the SEC in the future.  Additional failures to timely file periodic reports could impair our eligibility to have our shares listed on the OTC Bulletin Board, as well as delay our eligibility to register our securities on Form S-3.

We may become subject to litigation.

We may be subject to claims involving how we conduct our business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect our business, results of operations and financial conditions. Such claims, including those without merit, could require us to pay damages or settlement amounts and would require a substantial amount of time and attention from our senior management as well as considerable legal expenses. Although we do not anticipate that our activities would warrant such claims, there can be no assurances that such claims will not be made.

We depend on third-party vendors for key Internet operations including broadband connectivity, termination capability and different operating systems. The loss of any of our vendors could have a material adverse effect on our business, results of operations and financial condition.

We rely on our relationships with third party vendors of Internet development tools and technologies including providers of switches, network termination and operational and billing specialized operations. There can be no assurance that the necessary cooperation from third parties will be available on acceptable commercial terms or at all. Although there are a number of providers of these services, if we are unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if our competitors are better able to leverage such relationships, then our business, results of operations and financial condition will be materially adversely affected.

We may not be able to successfully compete with current or future competitors.

The market for telecom services is highly competitive, and rapidly changing. In addition to intense competition from VoIP services providers, we also face competition from traditional telephone systems integrators and providers.

Our competitors range from the large incumbents such as Verizon and AT&T to newer, large VolP telephonyproviders such as Vonage and Skype. These companies generally have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion, and sale of their products or services than we can. There can be no assurance that we will be able to compete successfully against current or future competitors. If we cannot do so, then our business, financial condition and results of operations will be materially and adversely affected.

We may not be able to comply with the FCC’s requirements to provide 911 services to our customers. Our inability to comply with these requirements could have an adverse effect on our business and results of operations.

On June 3, 2005 the Federal Communications Commission (“FCC”) issued the VoIP 911 Order adopting rules that require interconnected VoIP providers to provide their new and existing subscribers with 911 services no later than November 28, 2005. On November 5, 2005, the FCC issued a public notice stating that VoIP providers who failed to comply with the VoIP 911 Order by November 28, 2005 would not be required to discontinue the provision of interconnected VoIP service to any existing customers, but would be required to discontinue marketing VoIP service and accepting new customers for VoIP service in all areas where the providers are not transmitting 911 calls to the appropriate PSAP (public safety answering point) in full compliance with the FCC’s rules. Because we have not fully complied with the VoIP 911 Order, we are subject to this restriction. We cannot be certain that we will be able to fully comply with this VoIP 911 Order. Because it would prevent us from marketing and accepting new customers in certain areas, our inability to comply with the VoIP 911 Order may have an adverse effect on our business and results of operations.

Item 1B.  Unresolved Staff Comment

None

Item 2.     Properties.

We lease approximately 4,812 square feet of office space in Southlake, Texas for our headquarters and operations at a total monthly rent of $7,711. The lease expires June 30, 2012.  We also have co-location and managed hosting agreements for our network operations in Atlanta, Georgia and Roswell Georgia. The total monthly payment for these agreements is $8,902.  We are on a month-to-month basis with these agreements.

In addition, with the acquisition of D Mobile in March 2010 we also lease the following locations in China (rent approximated in US Dollars based upon March 31, 2010 exchange rate of 6.82 rmb per US Dollar):

1.	Lease of head office, 228 Mei Yuan Road, Room 820, Shanghai, China, 20070
•	Monthly Rent: approx. $3,953
•	2,559 Square Feet
•	Expiration: May 31, 2011
2.	Lease of training room, 228 Mei Yuan Road, Room 303, Shanghai, China, 20070
•	Monthly Rent: approx. $1,101
•	733 Square Feet
•	Expiration: October 31, 2011
3.	People Square, Metro Line 2, People’s Square Station, Exit 9, Shanghai, China
•	Monthly Rent: $586
•	53 Square Feet
•	Expiration: October 4, 2010
4.	Ya Xin Store, Yaxin Square, No. 401 Changshou Road, Shanghai, China
•	Monthly Rent: $659
•	43 Square Feet
•	Expiration: March 31, 2010
5.	Da Ning, N0 50 booth , Daning International Shopping Mall, Gonghexin Rd, Shanghai, China
•	Monthly Rent: $806
•	26 Square Feet
•	Expiration: March 31, 2010

6.	ZhongShan Park (Longzhimeng) Store, No.1018, Changning Road, Zhongshan Park, Underground 2 Layer of Longzhimeng Shopping Mall, Shanghai, China
•	Monthly Rent: $733
•	21 Square Feet
•	Expiration: November 19, 2010

The foregoing is a description of our principal and materially important physical properties.  In addition to those described above, we also have agreement with retailers to locate our kiosk in their facilities.  While we do have a revenue sharing arrangement for the kiosks in retail locations, we do not have any physical lease or rent obligations. We currently have 75 kiosks in retail locations. We believe that our leased facilities are adequate to meet our current needs and that additional facilities are available to us if we determine such additional facilities are necessary.

Item 3.     Legal Proceedings.

Other than as described below, we know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder of more than 5% of our voting securities, or any associate of such persons, is an adverse party or has a material interest adverse to our company.

On December 22, 2003, former stockholders of SuperCaller Community, Inc., a Delaware corporation acquired by the Company in September 2002 (“SuperCaller”), filed a lawsuit against the Company in the United States District Court for the Northern District of California, San Francisco Division. The plaintiffs alleged that i2Telecom (DE) (now known as Geos (DE) and certain of its affiliates and representatives deceived the plaintiffs into selling SuperCaller to the Company, among other things.  On March 27, 2006,  all federal claims against the Company and related parties in the United States District Court in San Francisco were “dismissed with prejudice” by Judge Vaughn Walker.  In addition, the court declined to exercise supplemental jurisdiction over the remaining state law claims which were all “dismissed” as well.  Therefore, no loss or liability has been recorded in the Company’s consolidated financial statements.  In March 2008, the federal claims against the Company and related parties in the United States District Appellate Court in San Francisco were “dismissed with prejudice”.

In April 2008, the same attorney representing the plaintiffs in the above matter filed an action against the Company in the Superior Court of California, County of Santa Clara (the “Superior Court”).  The plaintiffs alleged, among other things, that i2Telecom (DE) (now known as Geos (DE)) and certain of its affiliates and representatives deceived the plaintiffs into selling SuperCaller to the Company.  Beginning on January 11, 2010, the case was heard by a jury in the Superior Court.  On February 23, 2010, the court ruled that the Company was entitled to judgment after receiving a jury verdict in favor of the defendants on all claims in the litigation.  On March 5, 2010, the plaintiffs filed a motion for judgment notwithstanding the verdict or in the alternative, judgment for constructive trust, or in further alternative, motion for a new trial. The Company intends to vigorously defend the matter.

On May 11, 2009, we commenced litigation against defendants MagicJack, L.P., SJ Labs, Inc., YMAX Corporation and Daniel Borislow (the “Federal Court Litigation”).  On June 9, 2009, the defendant’s claims were dismissed without prejudice.  Prior to the dismissal of the Federal Court Litigation, and in response to the Federal Court Litigation, SJ Labs, Inc. filed an action for declaratory judgment, damages and ancillary relief against the Company in the Court of Common Pleas, Cuyahoga County, Ohio.  We responded to the declaratory judgment action of SJ Labs by asserting the defenses of (1) the action fails to state a claim; (2) the claims are barred because a declaratory action would mot terminate the controversy between the parties; (3) unclean hands; (4) breach of agreements; (5) conversion of confidential information; (6) contributory negligence; (7) failure to mitigate damages; (8) accord and satisfaction; (9) release; and (10) failure of condition precedent.  Additionally, we responded to the declaratory judgment action as a counterclaim-plaintiff alleging causes of action against MagicJack, L.P., SJ Labs, Inc., YMAX Corporation and Daniel Borislow (collectively, the “Defendants”).  We allege that the Defendants: (i) acquired our intellectual property pursuant to contracts preserving its confidentiality; (ii) have improperly used our intellectual property in violation of their contractual commitments, as well as statutory and common law; and (iii) in combination with one another, agreed to conspire to use, convert, or misappropriate the Company’s trade secrets for their own benefit.  As a result, we allege that the Defendants are jointly and severally liable for actual, consequential, special, exemplary and punitive damages.  We are also seeking a permanent injunction to prevent Defendants from directly or indirectly using or misappropriating any of our trade secrets.

PART II

Item 4.     Reserved.

Item 5.    Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market for Common Equity

Our Common Stock is traded on the Over-the-Counter Bulletin Board, and our trading symbol is “GCMI”. The following table sets forth, for the periods indicated, the range of reported high and low bid information for our Common Stock as reported on the OTCBB.  Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.  Trading in our Common Stock has generally been limited and sporadic, and should not be deemed to constitute an “established trading market”.

All share prices in this filing are presented reflective of our 1:10 reverse split which occurred effective May 14, 2009.

	High	Low
2008
1st Quarter	$0.12	$0.08
2nd Quarter	$0.15	$0.08
3rd Quarter	$0.16	$0.08
4th Quarter	$0.09	$0.04

2009
1st Quarter	$1.10	$0.30
2nd Quarter	$0.80	$0.50
3rd Quarter	$0.60	$0.40
4th Quarter	$0.60	$0.15
Holders

As of March 30, 2010, we had approximately 539 shareholders of record. Our transfer agent is Continental Stock Transfer and Trust Company located at 17 Battery Place, New York, New York, 10004, (212)509-4000.

Dividend Policy

We have never paid cash dividends on our Common Stock.  We intend to reinvest earnings, if any, for use in the operation of our business and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

Equity Compensation Plan Information

The following table sets forth information regarding equity compensation plans under which our Common Stock is authorized for issuance as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(excluding securities reflected in column A
Equity compensation plans approved by security holders: (1)	4,025,000		$.83		0
Equity compensation plans not approved by security holders:	2,576,438	(2)	$.43	(2)	3,490,000

Total	6,601,438		$.68		3,490,000

(1)	Represents options granted pursuant to the Company’s 2004 Stock Incentive Plan.

(2)	Includes options and warrants to purchase Common Stock granted under plans not approved by the Company’s shareholders. The material features of such plans are set forth below.

From June 2002 to February 2004, the Company granted a current employee options to purchase 66,438 shares of Common Stock at a split-adjusted exercise price of $1.50.  These options are all considered non-qualified since the merger with Digital Date Networks occurred on February 28, 2004.

At a special meeting of the Board of Directors held on October 15, 2009, the Board approved the Company’s 2009 Omnibus Long Term Incentive Plan (the “Plan”).  A Registration Statement on Form S-8, filed on January 8, 2010, registered a total of 6,000,000 shares of Common Stock authorized for issuance under the Plan.  The plan will be presented to shareholders for approval at the next Annual Meeting.  The Company has granted options to purchase 2,510,000 shares under the plan, which options are subject to the Plan being approved by shareholders prior to October 15, 2010.

As part of a debt settlement from time to time the Company may negotiate to pay its debt through a combination of stock options or shares of common stock.

Sales of Unregistered Securities

As partial consideration under, and pursuant to the terms of, an endorsement agreement dated as of January 30, 2009, as subsequently amended, the Company issued (i) a total of 159,575 shares of Common Stock on April 9, 2009, and (ii) a total of 300,000 shares of Common Stock on September 8, 2009. In issuing these shares without registration under the Securities Act of 1933, as amended (the “Securities Act”), we relied upon Section 4(2) of the Securities Act.

Item 6.   Selected Financial Data.

Not applicable.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the Company’s Consolidated Financial Statements filed with this Annual Report on Form 10-K (the “Annual Report”). This Annual Report contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions. Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are made throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated herein. The cautionary statements made in this Annual Report should be read as being applicable to all related forward-looking statements wherever they appear in this Annual Report.

Overview

We have repositioned our company in the fourth quarter of 2009 to support our strategic plan of becoming a distributor of mobile applications solutions and services for the global mobile community. These solutions, which we will license or own ourselves, will include our MyGlobalTalk service. MyGlobalTalk leverages our core competencies in VOIP and technology development. Our revenues for 2009 have been derived primarily from our legacy Voicestick solutions and to a lesser extent from MyGlobalTalk which became market ready in the fourth quarter of 2009.  We expect revenues from MyGlobalTalk to become more significant in 2010 as our marketing and sales activities begin to yield results.  We currently offer calling plans for residential and commercial use, varying in price from “pay as you go” to specific plans with base charges up to $24.99 per month for combination unlimited and most favorable per minute charges. The price of the plans varies depending on the service provided (international long distance service to most countries, long distance service throughout the United States and Canada and 400 minutes in long distance service throughout the United States and Canada).

In February 2010, we acquired Shoot It!, LLC, which expands our product portfolio applications and technologies for the global mobile communications market.  This is an application that we will own and distribute as well in accordance with our strategic plan.

In March 2010, we acquired D Mobile, Inc., which provides us with a unique, market-leading platform for mobile content distribution in China, the world’s largest mobile communications market, and expands our global presence. D Mobile, which operates under the brand name Duo Guo, is the primary, and we believe, only legitimate retail channel for the discovery and download of licensed mobile media content in China. D Mobile gives us a pervasive mobile applications and content distribution platform to support our strategic plan.

The discussion below of our results of operations does not include Shoot It, LLC or D Mobile, Inc.  These businesses have very little activity at this time.

Results of Operations

2009 Compared to 2008

Revenues decreased to $344,577 in 2009 from $629,824 in 2008.  The decrease of $285,247 in revenues was due to our repositioning and rebranding efforts due an increased focus on new services called MyGlobalTalk.  Revenues for 2009 are primarily from our legacy VoiceStick  products, which are similar to those services of the prior year, and the decrease in these revenues is attributable to our repositioning of efforts towards other services during the fourth quarter of 2009.

Cost of goods sold decreased slightly to $674,254 in 2009 from $705,495 in 2008.  The decrease of $31,241 is attributable to a decrease in network and infrastructure cost of $254,412 due to less cost of carrier traffic termination during 2009 in accordance with decreased traffic and revenue. The decrease was offset by an increase in hardware cost of goods sold of $209,323 primary due to the write off of obsolete inventory of $189,511 related to the repositioning efforts noted above.

General and administrative expenses increased to $9,390,655 in 2009 from $7,067,815 in 2008. The increase of $2,322,840 was primarily attributable to increased professional fees of $331,000 which included increased legal fees related to corporate organizational and equity matters, and consulting fees in repositioning the company, along with increases related to compensation, including share based compensation of approximately $1,991,000.

Other income/expenses was $2,831,718 in expenses in 2009. In 2008 other income/expenses was income of $4,205,964. During 2008 a net gain of $5,193,620 was recognized from the sale of assets related to one of our patents, versus $0 gain in 2009. In addition in 2009 interest expense increased from 2008 totaling approximately  $474,000 due to accretion on interest and dividends on Preferred Shares, along with the related loss on debt extinguishment of $1,469,523, from the exchange of notes payable for the Preferred Stock.

Financial Condition, Liquidity and Capital Resources

As of December 31, 2009, we had $1,041,830 in cash. We believe this along with our Drawdown Note in 2010, described below, will provide for our short term cash needs to be met. The increase in cash from 2008 of $1,039,185 was primarily from the sale of Series F Preferred Shares of $7,550,000 during 2009, less net cash used in operating activities. In addition, on February 23, 2010, we issued a Drawdown Promissory Note in an amount up to a maximum of $2,000,000, all of which has been drawn down as of April 23, 2010.

The Drawdown Note accrues interest at a rate of 12% per annum and the principal and interest thereon is due and payable on the earlier of (i) the closing on at least $5,000,000 of subscriptions for shares of Series H Preferred Stock of the Company, which is a series of preferred stock we anticipate creating (the “Series H Preferred Stock”) in the Offering (as defined below); or (ii) August 23, 2010 (the “Maturity Date”).  The note holders may convert all or any portion of the principal balance of and/or accrued but unpaid interest on the Drawdown Note into the securities we anticipate offering in a private placement of equity in the form of Series H Preferred Stock and warrants (the “Offering”), at a conversion price equal to the purchase price paid for the Series H Preferred Stock and warrants in the Offering.    The Drawdown Note requires the issuance of a warrant to purchase 10,000 shares of Common Stock for each $100,000 drawdown there under at a purchase price of $0.20 per share (the “Warrant”).  The term of each Warrant is three years from the issuance date of each Warrant.

Our net working capital on December 31, 2009 was a negative $442,354, compared to a negative $5,478,348 as of December 31,2008.  This improvement resulted primarily from the extinguishment of current notes payables and accrued interest of $6,328,212. The notes payable were exchanged for Series A-D Preferred Stock of our subsidiary, Geos Communications IP Holdings, Inc., which was valued with the assistance  independent valuation consultants. The initial valuation was $7,028,630. Subsequently, $570,040 has been accreted for interest, plus dividends of $277,955. As these shares are mandatorily redeemable, the amounts are recorded as long term liabilities versus equity in the Consolidated Balance Sheets.

Our net cash used in operating activities for 2009 was approximately $6,900,000 as compared to approximately $2,100,000 used in operating activities during 2008. This is primarily attributable to a patent sold in 2008 which provided net proceeds of approximately $5,200,000.

The decrease in net cash used in investing activities to approximately $840,000 in 2009 from approximately $1,260,000 in 2008 was due to additional equipment purchased in conjunction with a new switch and billing platform in 2008.

Net cash provided by financing activities was approximately $8,770,000 in 2009 as compared to approximately $3,131,000 in 2008. The increase in cash provided by financing activities was primarily due to the issuance of Series F Preferred Stock  yielding $7,550,000..

Our board of directors approved an additional Preferred H Series we expect to issue in 2010. The Series H Preferred Stock will not be registered under the Securities Act of 1933 as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We are currently marketing the shares and believe the funding will be adequate based upon our current operating plan and will bridge us to positive cash flow.  In addition, the Company is in negotiations with several companies to enable us to ultimately expand the market and revenues for its products and services.  Management believes that new products it has in development, the potential for newly identified business relationships coupled with new capital from sophisticated investors, should allow us to achieve its goal of positive cash flow within the next twelve months, and thereafter. This belief is based upon our current operating plan  and assumes growth in revenues for our products and services.  Actual operating results may be different than the operating plan assumptions which may require us to obtain additional funding.

We have historically reported net losses from our operations and negative cash flows.  We will need to continue to raise capital to support our operations until we reach positive cash flows which management believes will be in the fourth quarter of 2010.  If we cannot raise additional capital we may need to reduce or cease operations.

Management believes we can continue to attract adequate capital and increases in revenues in 2010 to support the execution of our strategic plan.

Critical Accounting Policies and Estimates

Intangible Assets

We have capitalized certain costs related to registering trademarks and patent pending technology that is amortized over 10 years on a straight-line basis.

Debt Extinguishment

On July 1, 2009 we offered to certain of our existing note holders the opportunity to exchange some or all of the principal, interest and loan fees under $6,328,212 of notes, which included all accrued interest and related fees, (the “Debt”) for different series of preferred stock of Geos Communications IP Holdings, Inc., our wholly-owned subsidiary.  This exchange was deemed to be debt extinguishment for the notes payable according to the ASC Topic No.405- Liabilities and 470-50 – Debt, Modifications and Extinguishments.

ASC 470-50-40-10 (formerly EITF Issue 96-19) establishes the criteria for debt extinguishment and modification. If the debt is substantially different, then the debt is extinguished, and a gain or loss is calculated and recorded. We determined that an extinguishment occured as the present value of the cash flows under the terms of the new instrument, the different series of preferred stock, was at least 10% different from the present value of the remaining cash flows under the terms of the original notes.  We recorded a loss on debt extinguishment of $1,469,523 which is included in the Statement of Operations for the year ended of December 31, 2009.

Income Taxes

We file a consolidated federal income tax return with our wholly-owned subsidiaries. We are a C-corporation under the provisions of the Internal Revenue Code. We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using enacted tax rates expected to be in effect when the temporary differences reverse in accordance with ASC 740, Income Taxes (“ASC 740”).

In accordance with ASC 740, we recognize the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax provisions for these uncertain tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We recognize both interest and penalties related to uncertain tax positions as part of the income tax provision.  There were no uncertain income tax positions as of December 31, 2009.

Our deferred tax calculation requires management to make certain estimates about future operations. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date.  As of December 31, 2009 all deferred tax assets were reduced to zero by the allowance.

NOLs may be limited, and we are in process of determining if such a triggering event took place.  At this time, the annual limitation, if any, is not readily determinable.

Preferred Shares

We apply the guidance enumerated in ASC Topic No. 480 “Distinguishing Liabilities from Equity,” and “Classification and Measurement of Redeemable Securities,” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured initially at fair value and are accreted to the mandatory redemption value using the effective interest method.   Accretion of dividends and interest is recorded as interest expense in the Statement of Operations.  As of December 31, 2009, the Company had recorded liabilities related to Series A-D Preferred Shares of Geos Communications IP Holdings, Inc. with a mandatory redemption value of $7,880,627.

In addition, we classify conditionally redeemable convertible preferred shares, which includes preferred shares subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classify our preferred shares in stockholders’ equity. As of December 31, 2009, we had recorded as temporary equity F Series Preferred Shares totaling $5,047,057.  Dividends on preferred shares included in temporary equity and equity are recorded as Dividends on Preferred Stock below Net Income on the Statement of Operations.

Additionally, we evaluate the conversion option of the convertible preferred shares under ASC Topic No. 470-20, “Debt with Conversion and Other Options,” (formerly EITF Issues 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.).  A convertible financial instrument includes a beneficial conversion feature if the effective conversion price is less than the company’s market price of common stock on the commitment date.  We recorded $2,870,825 as a beneficial conversion feature of the F Series Preferred Shares for the year ended December 31, 2009.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Item 8.   Financial Statements and Supplementary Data.

Our consolidated financial statements for the years ended December 31, 2009 and 2008 begin after the Exhibit listing of this annual report on Form 10-K.  We are not required to file any financial statement schedules.

Item 9.   Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

We changed our independent accounting firm during the year ended December 31, 2009.  There were no disagreements with the former independent accounting firm.

Item 9A(T).  Controls and Procedures

At the end of the period covered by this report, an evaluation was carried out under the supervision of and with the participation of our management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), of the effectiveness of the design and operations of our disclosure controls and procedures (as defined in Rule 13a - 15(e) and Rule 15d - 15(e) under the Exchange Act).  Based on that evaluation the CEO and the CFO have concluded that as of the end of the period covered by this report, our disclosure controls and procedures were not adequately designed and were not effective in ensuring that: (i) information required to be disclosed by us in reports that we file or submit to the Securities and Exchange Commission under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms and (ii) material information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow for accurate and timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, in accordance with Rules 13a-15 and 15d-15 of the Exchange Act. Under the supervision and with the participation of our management, we, in conjunction with an independent third party, conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework set forth by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission in Internal Control — Integrated Framework.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our internal control over financial reporting as of December 31, 2009. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. Based on this evaluation and those criteria, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, concluded that, as of December 31, 2009, our internal control over financial reporting was not effective.

Our management has identified a deficiency that constitutes a material weakness in our technical accounting expertise necessary for an effective system of internal control and timely financial reporting.  In an effort to mitigate these material weaknesses, our management has hired additional staff with accounting technical expertise. At any time, if it appears that any control can be implemented to continue to mitigate such control deficiencies in a cost effective manner, we will attempt to implement the control.

This Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting pursuant to temporary rules of the SEC that permit us to provide only management’s report in this Form 10-K. For our fiscal year ending December 31, 2010, we will be required to include the auditor attestation report on the Company’s internal control over financial reporting under existing rules.

This report shall not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and it is not incorporated by reference into any of our filings, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Changes In Internal Control Over Financial Reporting

We have implemented additional controls and procedures designed to ensure that the disclosure provided by us meets the then current requirements of the applicable filing made under the Exchange Act. To address our lack of sufficient accounting technical expertise, during the fourth quarter of 2009, we retained additional accounting technical expertise. Other than this there have been no changes in our internal control over financial reporting during the fourth quarter ended December 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None

PART III

Item 10.  Directors, Executive Officers and Corporate Governance.

Directors and Executive Officers

The following table sets forth the names and ages of all directors and executive officers of the Company as of March 31, 2010.  The Board of Directors is comprised of only one class.  All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  There are no family relationships among our directors or executive officers.  There are no arrangements or understandings between any two or more of the Company’s directors or executive officers.  There is no arrangement or understanding between any of the Company’s directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.  There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of the Company’s affairs.  Also provided herein is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Set forth below is certain information, as of March 31, 2010, concerning each of the directors and executive officers of the Company. Each of the individuals listed as a director below shall serve as a director of the Company until the Company’s next annual meeting of shareholders and until their successors have been elected and qualified, or until their resignation, death or removal. Each of the individuals listed below as executive officers shall serve in such offices until removed by the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Andrew L. Berman	51	Director, Chairman of Executive Committee, Chief Executive Officer
Christopher Miltenberger	53	President and Chief Operating Officer
Richard H. Roberson	51	Chief Financial Officer
David W. Schafer	57	Senior Vice President, Worldwide Sales
Bruce Friedman	60	Director
Osmo Aimo Antero Hautanen	55	Director
Frederick Mapp	66	Director
Timothy McGeehan	43	Director
Michael Reardon	57	Director
Jonathan Serbin	40	Director, Chief Executive Officer, Geos Asia

None of the Company’s directors or executive officers, during the past five years, (1) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2)  been convicted in a criminal proceeding or subject to a pending criminal proceeding; (3)  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or (4)  been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a Federal or State securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Certain additional biographical information concerning the individuals named above is set forth below.

Andrew Berman, Director and Chief Executive Officer

Mr. Berman has served as a director of the Company since April 2008 and as Chief Executive Officer since April 2009.  With over 26 years of industry experience, Mr. Berman has experience in nearly all sectors of the technology and telecommunications industries and was instrumental in revolutionizing global Internet connectivity in the early 1990s. He has extensive experience in the disciplines of strategic alliance planning and business development, as well as sales and marketing, product development and distribution, and his experience provides the Board with valuable insight and perspective.

Mr. Berman is the founder and owner of Chesapeake Ventures, LP (“Chesapeake”), a consulting group specializing in strategic global alliances and business development for the technology and telecommunications industries.  His clients at Chesapeake have included Monster Cable, Cisco, RadioShack and Valence Semiconductor, among others.  Mr. Berman was President and Chief Executive Officer for Nextlink USA, Inc, AB, a Denmark-based headset manufacturer from May 2006 to February 2007, at which time he was elected to their Board of Directors.  He served as Vice President, Strategic Alliances and Business Development, at RadioShack from July 2003 through April 2006, where he successfully delivered emerging technologies and new products/services to distribution channels and brought many licensing and investment opportunities to the company.  Mr. Berman, as a Senior Vice President of Sales and Marketing for CipherOptics from January 2002 through June 2003, successfully negotiated strategic relationships with SafeNet, CNT, IBM, EMC, Storage Technology, and Hitachi Data Systems.

Christopher Miltenberger, President and Chief Operating Officer

Mr. Miltenberger has served as President and Chief Operating Officer of the Company since August 2008. Furthermore, Mr. Miltenberger has more than 25 years of experience in business, legal, marketing, and related disciplines in the computer, technology, and other industries. From April 2008 to present, Mr. Miltenberger has been a Managing Director of Virenta, LLC and from September 2005 to April 2008, the owner of  the Miltenberger Law Firm providing legal counsel, specializing in negotiation and drafting of commercial contracts and other business-related legal matters.  Prior thereto, from August 1998 to September 2004, Mr. Miltenberger was President and General Counsel to Resource Concepts, Inc., a computer services company which sold to a private equity firm in April 2004.  From June 1982 to August 1998, Mr. Miltenberger was Partner and Associate with Worsham, Forsythe & Woolridge, LLP (now Hunton & Williams, LLP).

In 1982, Mr. Miltenberger graduated with a Juris Doctorate, University of Missouri and was a Member, Missouri Law Review.  Mr. Miltenberger also received a B.A., Accounting and Economics degree, cum laude, Southeast Missouri State University in 1978.

Richard H. Roberson, Director and Chief Financial Officer

Mr. Roberson joined Geos as Chief Financial Officer in August 2009. Mr. Roberson has 28 years of experience in business and finance, most recently serving as senior vice president and Chief Financial Officer with Excel Telecommunications from September 2008 through August, 2009 where he led the Finance and Human Resources departments. His experience provides the Board with valuable insight and perspective. Before joining Excel, Mr. Roberson was Chief Financial Officer, Secretary and a Director of Enfora, Inc from 1999 to 2008. Mr. Roberson was a key contributor to growing Enfora from start-up to a mature company with over $100 million in revenues in 2008. Prior to Enfora, Mr. Roberson was Chief Financial Officer, Secretary and a Director of IWL Communications, Inc. from 1996 to 1998. While at IWL, he completed the company’s IPO and was involved in substantial merger and acquisition activity, including the sale of the company to Caprock Communications in 1998. Mr. Roberson also has public accounting and enterprise leadership experience prior to joining IWL.

Mr. Roberson holds a Bachelor of Business Administration Degree in Accounting from the University of Texas at Austin and is a Certified Public Accountant.

David W. Schafer, Senior Vice President, Worldwide Sales

Mr. Schafer has served as Geos Senior Vice President for Worldwide Sales since October of 2009. From 2008 to the beginning of 2009 he was a Managing Partner with Virenta, a consulting firm, and from 2002 until 2008, he served as Senior Vice President of Worldwide Sales of Lantronix.

Mr. Schafer earned a Bachelor of Arts with honors in Business Administration from California State University, Fullerton in 1979.

Bruce Friedman

Mr. Friedman has served as a director of the Company since May 2009 and is the Chairman of our Audit Committee. Mr. Friedman has over thirty-five years of experience in structuring financial transactions and designing marketing campaigns to introduce new, innovative products to the general public. In 2003 Mr. Friedman founded MyBrainTrainer, LLC (“MyBrainTrainer”), which maintains a website to help enhance cognitive function, and has served as its President from 2003 to the present. Additionally, Mr. Friedman was the founder and President from 1992 to 2009 of Heart Check America, Inc., an operator of medical imaging facilities specializing in cardiac screening examinations. Previously, he was a commercial real estate broker from 1988 to 1992 and Chief Financial Officer of Pacific Triangle Management Corporation from 1977 to 1985, a Beverly Hills based real estate developer. From 1973 to 1976, he was a Certified Public Accountant for Arthur Andersen & Co. and performed audits of public companies. His experience provides the Board with valuable insight and perspective. Mr. Friedman received an M.B.A. from The Wharton School and a B.A. from State University of New York at Stony Brook.

Osmo Aimo Antero Hautanen, Director

Mr. Hautanen has served as a director of the Company since February 2009. Mr. Hautanen is CEO of Magnolia Broadband and owner of Cosmos Consulting, Inc. of Dallas, Texas. Previously, Mr. Hautanen served as the CEO of Fenix LLC, the holding company for Union Pacific Corporation’s extensive portfolio of technology assets and operating companies including Nexterna, a mobile resource management and wireless data company; Timera, an enterprise workforce management software company; and Transentric, a supply chain and e-commerce software company.  Earlier, Mr. Hautanen was CEO of Denver-based FormusCommunications, an international wireless telecommunications start-up. Prior to Formus, he was President-Americas of Philips Consumer Communications where he established consumer communications activities in North and South America, overseeing all aspects of creating and developing the Americas’ markets for the company’s complete range of wireless, PCS and paging products.

Prior to Philips, Mr. Hautanen held several executive positions over an 18-year period with Nokia, the global leader in wireless communications, where he held the positions of Vice President and General Manager for Personal Communications Services, helped launch the Latin American division, and was Vice President of Sales and Marketing for the U.S.  He began his career with Nokia serving in numerous technical positions involving design, project management and customer service. His experience provides the Board with valuable insight and perspective.

Mr. Hautanen holds a BS in control engineering from the Technical College of Varkaus, Varkaus, Finland and an MBA in international business from Georgia State University.

Frederick Mapp, Director

Mr. Mapp has served as a director of the Company since June of 2009. Mr. Mapp has more than 40 years of experience in the areas of information technology systems, applications, infrastructure support, customer support and consulting services. During that time he has held senior executive-level positions with companies such as InfoSpan, American Express and IBM as well as the position of chief information officer for Advanced Micro Devices (AMD) and Honeywell. In addition, Mr. Mapp served as CEO and president of the World Congress on Information Technology, a forum that is held every two years under the direction of the World Information Technology Services Alliance. His experience provides the Board with valuable insight and perspective. Mr. Mapp attended the University of New Haven and majored in electrical engineering.

Timothy McGeehan, Director

Mr. McGeehan has served as a director of the Company since October 2008.  From August 1988 to May 2008, Mr.  McGeehan, was employed in a senior executive capacity for Best Buy and oversaw Best Buy Mobile and the enterprise’s expanding global wireless business, through its strategic relationship with The Carphone Warehouse Group PLC (CPW). Mr. McGeehan was responsible for the rollout of Best Buy Mobile across North America and internationally; he also played a key leadership role in the enterprise’s international expansion. His experience provides the Board with valuable insight and perspective. Mr. McGeehan attended North Dakota State University and served four years in the U.S. Army.

Michael Reardon, Director

Mr. Reardon has served as a director of the Company since June of 2009. Mr. Reardon has more than 25 years experience as an entrepreneur, consultant, director and marketing expert in the fields of telecommunications, finance and manufacturing, and brings valuable insight and perspective to the Board. Currently, Mr. Reardon is the president of ProVision Communications, a telecommunications consulting firm established in 2000. Mr. Reardon holds a Bachelor of Science degree in economics from Arizona State University. Mr. Reardon also serves as director of Hyperflo, a manufacturer of precision cleaning equipment, and sits on the board of Nelnet, Inc., one of the leading education and finance companies in the United States.

Jonathan Serbin, Director, Chief Executive Officer, Geos Asia

Mr. Serbin has served as a director of the Company since March of 2010, and currently serves as Chief Executive Officer of D Mobile, Inc. Prior to D Mobile, Mr. Serbin was the Chief Financial Officer and Chief Strategic Officer at EBT Mobile (LSE: EBT), a leading Chinese mobile-phone retail chain. He has also served as the President of Sinosure Financial Group, a financial advisory firm focused on China’s media and retail sector. His experience brings valuable insight and perspective to the Board. Earlier in his career, Mr. Serbin was an investment banker at Lehman Brothers, focusing on communications, media and entertainment mergers and acquisitions, and was also a corporate attorney at Coudert Brothers, focusing on international corporate finance and mergers and acquisitions in the media sector. Additionally, he was previously Chief Financial Officer of Hana Biosciences (NASDAQ: HNAB.OB).

Meetings and Committees of the Board of Directors

During the year ended December 31, 2009, the Company had approximately eight telephonic meetings and one physical meeting of its Board of Directors. All members of the Board of Directors were present at the Company’s 2009 Annual Meeting of Shareholders.

 The Company does not have a nominating committee of the Board of Directors, or any committee performing similar functions.  Nominees for election as a director are selected by the Board of Directors, who seek to nominate directors bringing a wide range of experience and skills to the management of Geos.

The compensation committee of the Board of Directors consists of Mr. Reardon and Mr. Friedman, each being an independent director.  The compensation committee reviews the performance of the executive officers of the Company and reviews the compensation programs and agreements for key employees including salary and bonus levels.

Mr. McGeehan, Mr. Mapp, Mr. Reardon, Mr. Friedman and Mr. Hautanen are the Company’s independent directors as defined under NASDAQ Rule 5605(a)(2).

Audit Committee

The audit committee of the Board of Directors consists of Mr. Friedman, who is the Chairman of the Audit Committee, and Mr. Mapp, each being an independent director of the Company.  The audit committee reviews actions with respect to various auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, the nature of non-audit services, the fees to be paid to the independent public accountants, and the accounting practices of the Company. The Company does not currently have an audit committee financial expert serving on its audit committee because we believe that the members of our Board are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  The Company may in the future attempt to add a qualified board member to serve as an audit committee financial expert in the future, subject to its ability to locate and compensate such a person.

Corporate Governance Committee and Code of Ethics

The Corporate Governance Committee of the Board of Directors consists of Mr. Reardon and Mr. McGeehan. The primary purpose of the Corporate Governance Committee is the establishment and review of the Company’s Code of Business Conduct and Ethics, which was originally adopted in October of 2009, and applies to all of the Company’s employees, including the Company’s executive officers. A copy of the Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.geoscommunications.com. Additionally, the Company will provide to any person without charge, upon request, a copy of the Company’s Code of Business Conduct and Ethics. Such requests should be directed to the Secretary of Geos Communications, Inc. at 430 North Carroll Avenue, Suite 120, Southlake, Texas, 76092.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and all persons (“Reporting Persons”) who beneficially own more than 10% of the outstanding shares of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such forms furnished to the Company for the year ended December 31, 2009, and the information provided to the Company by Reporting Persons of the Company, no Reporting Person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except that (i) each of Messrs. Arena, Berman, Miltenberger, Friedman, Mapp, McGeehan and Reardon failed to timely file reports of changes in ownership on Form 4 (or annual statements on Form 5) reflecting, among other things, the granting and vesting of certain stock options in 2009 and (ii) Stephen F. Butterfield, a beneficial owner of more than 10% of the outstanding shares of Common Stock, failed to timely file an initial report of ownership on Form 3 reflecting a total of 7 transactions in which he acquired beneficial ownership of shares of the Company’s Series F Convertible Preferred Stock and warrants for the purchase of Common Stock.

Item 11.  Executive Compensation.

Executive Compensation

The following table sets forth certain information regarding cash and non-cash compensation earned during each of the Company’s last two fiscal years by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2009, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2009 (the “Named Executive Officers”).

Summary Compensation table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (5)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul R. Arena (1),	2008	$206,250	$—	—	$—	—	—	—	$206,250
Chairman, CEO, and CFO	2009	254,162	—	—	371,885	—	—	15,740	641,787

Andrew Berman (2)	2008		—	—		—	—	—	—
Chief Executive Officer	2009	219,792	—	—	351,870	—	—	—	571,662

Christopher Miltenberger,	2008	120,000	—	—		—	—	—	120,000
President & Chief Operating Officer	2009	179,848	—	—	265,975	—	—	—	445,823

David W. Schafer(3)			—	—		—	—	—	—
Sr. V. P. of Worldwide Sales	2009	105,000	—	—	94,325	—	—	—	199,325

Richard H. Roberson (4)	2008		—	—		—	—	—	—
Chief Financial Officer	2009	68,642	—	—	94,325	—	—	6,995	169,962

(1)	Mr. Arena served as Chief Executive Officer of Geos until April 20, 2009, and as Chief Financial Officer until August 24, 2009.
(2)	Mr. Berman has served as Chief Executive Officer of Geos since April 20, 2009.
(3)	Mr. Schafer has served as Sr. V.P. of Worldwide Sales of Geos since June 1, 2009
(4)	Mr. Roberson has served as Chief Financial Officer of Geos since August 24, 2009.
(5)	2009 Awards are equal to the grant date fair value of the entire award.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That “Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Paul R. Arena

	159,722	90,278			.70	12/2011

	62,500	187,500			.80	2/2012

	88,889	311,111			.70	3/2012

Andrew L Berman

	83,333	116,667			1.00	3/2012

	41,667	58,333			1.20	8/2011

	12,500	37,500			.70	2/2012

	88,889	311,111			.70	3/2012

		250,000	(1)		.40	9/2014

Christopher Miltenberger

	88,889	111,111			1.30	7/2011

	25,000	75,000			.70	2/2012

	44,444	155,556			.70	3/2012

		250,000	(1)		.40	9/2014

David W. Shafer		250,000	(1)		.40	9/2014

Richard H. Roberson		250,000	(1)		.40	9/2014

(1) At a special meeting of the Board of Directors held on October 15, 2009, the Board approved the Company’s 2009 Omnibus Long Term Incentive Plan (the “Plan”).  A Registration Statement on Form S-8, filed on January 8, 2010, registered a total of 6,000,000 shares of Common Stock authorized for issuance under the Plan.  The plan will be presented to shareholders for approval at the next Annual Meeting.  The Company has granted options to purchase 2,510,000 shares under the plan, which options are subject to the Plan being approved by shareholders prior to October 15, 2010.

Employment Agreements

On April 20, 2009, the Company entered into Employment Agreements with each of Andrew L. Berman, Paul R. Arena, Christopher R. Miltenberger, and Douglas F. Bender, all of which were subsequently amended on June 24, 2009.

As amended, the Berman Employment Agreement provides for, among other things: (i) employment as Chief Executive Officer of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $275,000, and an annual bonus of up to 50% of such base salary; (iv) a grant of 4,000,000 stock options, at an exercise price of $0.07 per share, which options shall have a five-year term, and 1,000,000 of which vest 1/36 over three-years, and the remaining 3,000,000 of which will vest upon the attainment of certain performance hurdles; and (v) change of control protection.

The Arena Employment Agreement provided for, among other things: (i) employment as Executive Chairman of the Board, Chief Financial Officer and Secretary of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $275,000, and an annual bonus of up to 50% of such base salary; (iv) a grant of 4,000,000 stock options, at an exercise price of $0.07 per share, which options shall have a five-year term, and 1,000,000 of which vest 1/36 over three-years, and the remaining 3,000,000 of which will vest upon the attainment of certain performance hurdles; and (v) change of control protection. The Arena Employment Agreement terminated on March 10, 2010.

As amended, the Miltenberger Employment Agreement provides for, among other things: (i) employment as President and Chief Operating Officer of the Company; (ii) a two-year term, subject to annual extensions at the option of the Company; (iii) a base salary of $200,000 and an annual bonus of up to 50% of such base salary; (iv) a grant of 2,000,000 stock options, at an exercise price of $0.05 per share, which options shall have a five-year term, and 500,000 of which vest 1/36 over three-years, and the remaining 1,500,000 of which will vest upon the attainment of certain performance hurdles; and (v) change of control protection.

On August 24, 2009, the Company and Richard H. Roberson entered into an Employment Agreement, dated August 24, 2009, which provides for, among other things: (i) employment as Chief Financial Officer of the Company; (ii) a twelve-month term; (iii) a base salary of Fifteen Thousand, Eight Hundred and Thirty-Three Dollars and 33/100 ($15,833.33) per month, and an annual bonus of up to 50% of such base salary; (iv) eligibility to receive options as determined by the Board of Directors from time to time; and (iv) upon a change of control, full vesting of any options or similar securities held by Mr. Roberson.

On October 1, 2009, the Company and David Schafer entered into an Employment Agreement, dated August 24, 2009, which provides for, among other things: (i) employment as Senior Vice President–Worldwide Sales of the Company; (ii) a twelve-month term; (iii) a base salary of Fifteen Thousand Dollars ($15,000.00) per month, and an annual bonus of up to 50% of such base salary; (iv) eligibility to receive options as determined by the Board of Directors from time to time; and (iv) upon a change of control, full vesting of any options or similar securities held by Mr. Schafer.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce Friedman	—	$49,721	—	—	—	$49,721
Fred Mapp	—	65,592	—	—	—	65,592
Timothy McGeehan	—	19,717	—	—	—	19,717
Michael Reardon	—	53,533	—	—	—	53,533

(1)	The award amount represents the grant date fair value of the entire award.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Beneficial Ownership

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and / or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect of security through any contract, arrangement, understanding, or relationship or otherwise, subject to community property laws where applicable.

As of March 30, 2010, the Company had a total of 32,647,642 shares of Common Stock issued and outstanding, which is the only issued and outstanding voting equity security of the Company.

The following table sets forth, as of March 30, 2010; (a)  the names of each beneficial owner of more than five percent (5%) of the Company’s Common Stock known to the Company, the number of shares of Common Stock beneficially owned by each such person, and the percent of the Company’s Common Stock so owned; and (b)  the names of each director and executive officer, the number of shares of Common Stock beneficially owned and the percentage of the Company’s Common Stock so owned, by each such person, and by all directors and executive officers as a group.  Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner (2)	Number of Shares of Common Stock		Percentage of Class (3)
Paul Arena	2,079,127	(4)	6.28%
Andrew Berman†‡	1,573,611	(5)	4.60%
Christopher Miltenberger‡	1,477,778	(6)	4.33%
Timothy McGeehan†	130,555	(7)	0.40%
Richard H. Roberson†‡	-		-
David W. Schafer‡	-		-
Bruce Friedman†	1,003,035	(8)	3.06%
Osmo Aimo Antero Hautanen†	-		-
Frederick Mapp†	61,111	(9)	0.19%
Michael Reardon†	61,111	(10)	0.19%
Jonathan Serbin†	3,498,440	(11)	9.68%
Vestal Venture Capital 6471 Enclave Way Boca Raton, FL 33496	6,884,013	(12)	21.09%
Stephen F. Butterfield 6991 E. Camelback Road, Suite B-290 Scottsdale, AZ 85251	7,000,219	(13)	17.66%

All executive officers and directors as a group (8 persons)	7,805,641		22.44%

†	Director of the Company
‡	Officer of the Company
*	Owns less than .1%
(1)
Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of March 30, 2010, are treated as outstanding only when determining the amount and percentage owned by such individual or group.

(2)	The address of each executive officer and director of the Company is 430 North Carroll Avenue, Suite 120, Southlake, Texas, 76092.
(3)
In accordance with regulations of the SEC, the percentage calculations are based on shares of Common Stock issued and outstanding as of March 30, 2010, plus shares of Common Stock which may be acquired within 60 days of March 30, 2010, by each individual or group listed.

(4)	Represents (i) 1,616,017 shares of Common Stock owned by Mr. Arena, and (ii) 463,110 shares of Common Stock issuable upon exercise of certain options.
(5)
Represents (i) 1,573,611 shares of Common Stock issuable to Mr. Berman upon exercise of certain options and warrants. Of this amount 1,250,000 shares of Common Stock are issuable upon exercise of certain warrants to Virenta, LLC of which Mr. Berman shares voting power with Mr. Miltenberger and 5 other persons.

(6)
Represents (i) 1,477,778 shares of Common Stock issuable to Mr. Miltenberger upon exercise of certain options and warrants. Of this amount 1,250,000 shares of Common Stock are issuable upon exercise of certain warrants to Virenta, LLC of which Mr. Miltenberger shares voting power with Mr. Berman and 5 other persons.

(7)	Represents 130,555 shares of Common Stock issuable to Mr. McGeehan upon exercise of certain options and warrants.
(8)	Represents (i) 903,039 shares of Common Stock owned by Mr. Friedman, and (ii) 99,996 shares of Common Stock issuable upon exercise of certain options.
(9)	Represents 61,111 shares of Common Stock issuable upon exercise of certain options.
(10)	Represents 61,111 shares of Common Stock issuable upon exercise of certain options.
(11)
Represents 3,435,500 shares of Common Stock issuable to Mr. Serbin upon the conversion of shares of Series G Preferred Stock and 62,940 shares of Common Stock issuable to Mr. Serbin upon the exercise of certain warrants.

(12)
Represents 6,209,013 shares of Common Stock held by Vestal Venture Capital. Mr. Allan Lyons, managing partner of 21st Century Strategic Investment Planning, LC is the General Partner on behalf of Vestal Venture Capital in voting these shares of Common Stock.  Also includes 675,000 of shares of Common Stock held by 21st Century Strategic Investment Planning, LC.

(13)
Represents (a) 5,300,000 shares of Common Stock issuable to Butterfield Family Trust U/A/D 1/12/1999 upon the exercise of certain warrants and (b) 1,700,219 shares of Common Stock issuable to the Stephen F. Butterfield 2009 Grantor Retained Annuity Trust upon conversion of shares of Series F Convertible Preferred Stock. As trustee of both the Butterfield Family Trust U/A/D 1/12/1999 and the Stephen F. Butterfield 2009 Grantor Retained Annuity Trust, Stephen F. Butterfield may be deemed to have beneficial ownership of these shares.

Item 13. Certain Relationships and Related Transactions and Director Independence

Described below are certain transactions or series of transactions between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

On September 8, 2009, the Company entered into a Second Amendment to Marketing Agreement (the “Second Amendment”) amending that certain Marketing Agreement dated as of April 22, 2008 (the “Marketing Agreement”), by and between the Company and Virenta, LLC, a Texas limited liability company (“Virenta”), as previously amended pursuant to an Amendment to Marketing Agreement dated October 22, 2008. Virenta is affiliated with certain of the Company’s officers and directors: both Andrew L. Berman (the Company’s Chief Executive Officer and a member of the Company’s Board of Directors) and Christopher Miltenberger (the Company’s President and Chief Operating Officer) own membership interests in Virenta.

Pursuant to the Second Amendment, the Company and Virenta agreed to (i) reduce the monthly payment owed to Virenta for services rendered under the Marketing Agreement from $22,916.00 to $7,500.00, (ii) eliminate other additional monthly and quarterly payments based on revenues generated by Virenta’s marketing efforts, and (iii) eliminate provisions addressing web-based marketing efforts and sale of wholesale airtime minutes by Virenta.

On November 19, 2009, pursuant to the terms of subscription agreement dated November 19, 2009 (in the form attached hereto as Exhibit 10.01, the “Subscription Agreement”) and for a total purchase price of $1,500,000, the Company issued to Steven F. Butterfield, Living Trust U/A/D 01/12/1999 (i) 1,500 shares of Series F Convertible Preferred Stock, no par value per share (the “Series F Preferred Shares”), and (ii) a three-year warrant (in the form attached hereto as Exhibit 10.02, the “Warrants”) to purchase 1,500,000 shares of the Company’s common stock, no par value per share (“Common Stock”), at a price of $0.625 per share.

On December 17, 2009, pursuant to the terms of Subscription Agreement dated December 17, 2009 and for a total purchase price of $150,000, the Company issued to Scott B. Butterfield and Susie Molenaar Butterfield (i) 150 shares of Series F Preferred Shares and (ii) a three-year Warrant to purchase 150,000 shares of the Company’s Common Stock, at a price of $0.625 per share. Mr. Scott Butterfield is the brother of Mr. Stephen F. Butterfield, a beneficial owner of more than 10% of the outstanding Common Stock.

On December 27, 2009, pursuant to the terms of Subscription Agreement dated December 27, 2009 and for a total purchase price of $10,000, the Company issued to Kristi Reardon (i) 10 shares of Series F Preferred Shares and (ii) a three-year Warrant to purchase 10,000 shares of the Company’s Common Stock, at a price of $0.625 per share. Ms. Kristi Reardon is the daughter of Michael D. Reardon, a member of the board of directors of the Company.

Mr. Reardon, Mr. Mapp, Mr. McGeehan, Mr. Friedman and Mr. Hautanen are the Company’s independent directors as defined under NASDAQ Rule 5605(a)(2).

The Company believes that the foregoing transactions with its officers and directors were on terms no less favorable to the Company than could have been obtained from independent third parties.

Item 14. Principal Accounting Fees and Services

Audit Fees

Freedman & Goldberg, CPA’s (“Freedman”) billed $82,321 in Audit Fees for fiscal year 2008 and $80,741 for fiscal year 2009.  BDO Seidman, LLP (“BDO”) has billed and  received pre-approval for fees of $220,000 in Audit Fees for fiscal year 2009, including fees for the restatement of our quarterly financial statements on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2009.

Tax Fees

Freedman billed $3,750 for fiscal year 2008 and $4,479 for fiscal year 2009 for tax compliance, tax advice and tax planning.  These services provided by Freedman included the preparation of the Company’s federal and state tax returns for 2007 and 2008, respectively.  BDO billed $14,658 for tax planning and consulting services for the fiscal year 2009.

All Other Fees

BDO billed $22,000 for due diligence assistance services for fiscal year 2009.  Freedman did not bill for any additional fees during the 2008 or 2009 fiscal year.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Company’s Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors. The Company’s Audit Committee, however, has not adopted any general pre-approval policy with regard to specified audit or non-audit services which may be provided by the independent auditors, but requires that the Company’s Audit Committee grant specific pre-approval of each audit or non-audit service to be provided by the independent auditor before the independent auditor is engaged to render such service.

PART IV

Item 15. Exhibits, Financial Statement Schedules

Financial Statements; Schedules

Our consolidated financial statements for the  years ended December 31, 2009 and 2008 begin after the following Exhibit listing.  We are not required to file any financial statement schedules.

Exhibits

The Exhibit Table beginning on the following page lists those documents that we are required to file with this annual report on Form 10-K.

Exhibit Table

Exhibit No.	Exhibit	Method of Filing

2.1	Agreement and Plan of Merger by and among Geos Communications, Inc., Duo Guo Acquisition, Inc., Jonathan Serbin and D Mobile, Inc.	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 19, 2010

2.2	Agreement and Plan of Merger dated as of February 19, 2010 by and among Geos Communications, Inc., Shoot It! Acquisition, Inc., Shoot It!, LLC and certain security holders of Shoot It!, LLC	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 25, 2010

2.3	First Amendment to Agreement and Plan of Merger by and among Geos Communications, Inc., Duo Guo Acquisition, Inc., Jonathan Serbin and D Mobile, Inc. dated as of March 1, 2010	Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on March 11, 2010

3.1	Articles of Incorporation, as amended	Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003

3.2	Bylaws	Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003

3.3	Amendment to the Company’s Articles of Incorporation filed June 3, 2004	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004

3.4	Certificate of Designations of Rights and Preferences of Series D Preferred Stock	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 13, 2004

3.5	Certificate of Designations of Rights and Preferences of Series E Preferred Stock	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 22, 2005

3.6	Amendment to Certificate of Designations of Rights and Preferences of Series E Preferred Stock	Incorporated by reference to Exhibit 3.1.8 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006

Exhibit No.	Exhibit	Method of Filing

3.7	Amendment to the Company’s Articles of Incorporation filed July 13, 2007	Incorporated by reference to Exhibit 3.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009

3.8	Certificate of Designations of Rights and Preferences of Series F Preferred Stock	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 30, 2009

3.9	Amendment to the Company’s Articles of Incorporation filed May 11, 2009	Incorporated by reference to Exhibit 3.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009

3.10	Amendment to Certificate of Designations of Rights and Preferences of Series F Preferred Stock	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 10, 2009

3.11
Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of i2 Telecom IP Holdings, Inc.
Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 1, 2009

3.12	Amendment to the Company’s Articles of Incorporation filed September 10, 2009	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 10, 2009

3.13	Certificate of Designations of Rights and Preferences of Series G Convertible Preferred Stock	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 19, 2010

3.14	Amendment to Bylaws, dated February 12, 2010	Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on February 19, 2010

4.1	Amended and Restated 2004 Stock Incentive Plan	Incorporated by reference to Exhibit 4.1 to the Company’s Post-Effective Amendment No. 3 to Form S-8 Registration Statement filed June 25, 2009

4.2	2009 Omnibus Long Term Incentive Plan*	Incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 Registration Statement filed January 8, 2010

10.1	Form of Non-Negotiable Secured Promissory Note.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 30, 2008

10.2	Form of Term Loan Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 30, 2008

10.3	Form of Warrant	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed May 30, 2008

Exhibit No.	Exhibit	Method of Filing

10.4	Form of Registration Rights Agreement.	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed May 30, 2008

10.5	Employment Agreement, dated August 5, 2008 and effective August 18, 2008, by and between i2 Telecom International, Inc. and Christopher R. Miltenberger	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 14, 2008

10.6	Form of Non-Negotiable Secured Promissory Note	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 3, 2008

10.7	Form of Term Loan Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed October 3, 2008

10.8	Form of Warrant	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed October 3, 2008

10.9	Form of Registration Rights Agreement	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed October 3, 2008

10.10	Form of Non-Negotiable Secured Promissory Note	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.11	Form of Term Loan Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.12	Form of Warrant.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.13	Form of Registration Rights Agreement	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.14	12% Non-Negotiable Secured Promissory Note issued by the Registrant to Vestal Venture Capital, dated January 30, 2009	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.15	Term Loan Agreement between the Registrant and Vestal Venture Capital, dated January 30, 2009	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.16	Pledge Agreement between the Registrant and Vestal Venture Capital, dated January 30, 2009	Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed March 10, 2009

10.17	Employment Agreement, dated April 20, 2009, by and between the Company and Andrew L. Berman. Represents an executive compensation plan or arrangement*	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 24, 2009

Exhibit No.	Exhibit	Method of Filing

10.18	Employment Agreement, dated April 20, 2009, by and between the Company and Paul R. Arena. Represents an executive compensation plan or arrangement*	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 24, 2009

10.19	Employment Agreement, dated April 20, 2009, by and between the Company and Christopher R. Miltenberger. Represents an executive compensation plan or arrangement*	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 24, 2009

10.20	Employment Agreement, dated April 20, 2009, by and between the Company and Douglas F. Bender. Represents an executive compensation plan or arrangement*	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 24, 2009

10.21	Form of Non-Negotiable Secured Promissory Note	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 4, 2009

10.22	Form of Term Loan Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 4, 2009

10.23	Form of Warrant	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed May 4, 2009

10.24	Form of Registration Rights Agreement	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed May 4, 2009

10.25	Form of Subscription Agreement	Incorporated by reference to Exhibit 10.66 to the Company’s Current Report on Form 8-K filed May 8, 2009

10.26	Form of Warrant	Incorporated by reference to Exhibit 4.60 to the Company’s Current Report on Form 8-K filed May 8, 2009

10.27	Warrant	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 10, 2009

10.28	Amended and Restated Warrant	Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed June 10, 2009

10.29	Subscription Agreement	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 10, 2009

Exhibit No.	Exhibit	Method of Filing

10.30	Exchange Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 10, 2009

10.31	Amendment to Arena Employment Agreement, dated June 24, 2009*	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 29, 2009

10.32	Amendment to Bender Employment Agreement, dated June 24, 2009*	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed June 29, 2009

10.33	Amendment to Berman Employment Agreement, dated June 24, 2009*	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 29, 2009

10.34	Amendment to Miltenberger Employment Agreement, dated June 24, 2009*	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 29, 2009

10.35	First Amendment to Subscription Agreement, dated June 26, 2009	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 1, 2009

10.36	Employment Agreement, dated August 24, 2009, by and between the Company and Richard Roberson*	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 28, 2009

10.37	Form of Warrant	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 10, 2009

10.38	Form of Subscription Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 10, 2009

10.39	Second Amendment to Marketing Agreement, dated September 8, 2009	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed September 10, 2009

10.40	Form of Warrant	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 9, 2010

10.41	Form of Subscription Agreement	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 9, 2010

10.42	Drawdown Promissory Note issued to Butterfield Family Trust U/A/D 1/12/99 dated February 23, 2010 in an amount up to $2,000,000	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 25, 2010

14.1	Code of Ethics and Conduct	Incorporated by reference to Exhibit 14 to the Company’s Annual Report on Form 10-KSB filed April 4, 2006

Exhibit No.	Exhibit	Method of Filing

16.1	Letter from Freedman & Goldberg Certified Public Accountants, a Professional Corporation, regarding change in certifying accountant	Incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on December 3, 2009

21.1	Subsidiaries of the Company	Filed herewith.

23.1	Consent of BDO Seidman, LLP	Filed herewith

23.2	Consent of Freedman & Goldberg Certified Public Accounts, a Professional Corporation	Filed herewith

31.1	Rule 13a-14(a)/15d-14(a) Certification of the Company’s Principal Executive Officer	Filed herewith

31.2	Rule 13a-14(a)/15d-14(a) Certification of the Company’s Principal Financial Officer	Filed herewith

32.1	Section 1350 Certification of the Company’s Principal Executive Officer	Filed herewith

32.2	Section 1350 Certification of the Company’s Principal Financial Officer	Filed herewith

* Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEOS COMMUNICATIONS, INC.

By:	/s/ Andrew L. Berman
Andrew L. Berman

Chief Executive Officer

Date:	May 7, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Andrew Berman
Andrew Berman	Chief Executive Officer (Principal Executive Officer) and Director	May 7, 2010

/s/ Richard Roberson
Richard Roberson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 7, 2010

/s/ Michael Reardon
Michael Reardon	Director	May 7, 2010

/s/ Frederick Mapp
Frederick Mapp	Director	May 7, 2010

/s/ Bruce Friedman
Bruce Friedman	Director	May 7, 2010

/s/ Jonathan Serbin
Jonathan Serbin	Director	May 7, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Geos Communications, Inc.
Southlake, Texas

We have audited the accompanying consolidated balance sheet of Geos Communications, Inc. and subsidiaries (“the Company”) as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Geos Communications, Inc. and subsidiaries at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Geos Communications, Inc. and subsidiaries will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, Geos Communications, Inc. and subsidiaries has not generated positive cash flows from operations and has accumulated losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Dallas, Texas
May 7, 2010

Report of Independent Registered Public Accountant

To the Board of Directors
i2 Telecom International, Inc. and Subsidiaries
5070 Old Ellis Pointe
Suite 110
Roswell, Georgia 30076

We have audited the accompanying consolidated balance sheet of i2 Telecom International, Inc. and Subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessment of the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of i2 Telecom International, Inc. and Subsidiaries of December 31, 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered ongoing losses from operations since its inception. These losses, as well as the uncertain conditions that the Company faces relative to its ongoing debt and equity fund-raising efforts, raise substantial doubt about the company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue in existence.

/s/ Freedman & Goldberg
Freedman & Goldberg
Certified Public Accountants
Farmington Hills, MI
April 1, 2009

GEOS COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008
ASSETS

Current Assets:
Cash and Cash Equivalents	$1,041,830	$2,645
Inventories	65,050	187,607
Prepaid Expenses and Other Current Assets	17,826	213,059
Total Current Assets	1,124,706	403,311
Property and Equipment, Net	1,385,526	1,253,074
Other Assets:
Intangible Assets, Net of Amortization	2,441,900	2,788,947
Deposits	83,489	38,840
Investments, at Cost	250,000	-
Note Receivable	60,000	-
Total Other Assets	2,835,389	2,827,787
Total Assets	$5,345,621	$4,484,172

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts Payable	$416,509	$1,129,169
Accrued Expenses (accrued interest of $0, accrued dividends of $176,844, and other accrued expenses of $881,333 for 2009 and $672,921, $27,491 and $570,079, for 2008)	1,058,177	1,270,491
Deferred Revenue	33,374	25,985
Convertible Bonds	50,000	100,000
Notes Payable	9,000	2,156,014
Notes Payable-Related Parties	-	1,200,000
Total Current Liabilities	1,567,060	5,881,659

Series A–D, Preferred Shares Subject to Mandatory Redemption	7,880,627	-
Total Liabilities	9,447,687	5,881,659

Series F Convertible Preferred Shares, 5,000,000 Shares Authorized, and 7,550 shares Issued and Outstanding	5,047,057	-

Commitments And Contingencies
Stockholders’ (Deficit):
Common Stock, No Par Value, 500,000,000 Shares Authorized , 32,647,842 and 27,278,560 Shares Issued and Outstanding	46,705,124	38,857,041
Accumulated Deficit	(55,854,247)	(40,254,528)
Total Stockholders’ (Deficit)	(9,149,123)	(1,397,487)
Total Liabilities and Stockholders’ (Deficit)	$5,345,621	$4,484,172
See Accompanying Notes to Consolidated Financial Statements

GEOS COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009 and 2008

	2009	2008
Net Revenue	$344,577	$629,824
Cost of Revenue	674,254	705,495
Gross Profit (Loss)	(329,677)	(75,671)

General and Administrative Expenses	9,390,655	7,067,815

Loss From Operations	(9,720,332)	(7,143,484)

Other Income (Expense):
Interest Income	71,635	-
Interest Expense	(1,463,399)	(989,846)
Loss on Extinguishment of Debt	(1,469,523)	-
Gain on Forbearance of Debt	29,569	2,190
Gain on Sale of Technology	-	5,193,620
Total Other Income (Expense)	(2,831,718)	4,205,964

Net Loss	$(12,552,050)	$(2,937,520)

Beneficial Conversion Feature on Series F Convertible Preferred Shares	(2,870,825)	-
Dividends on Preferred Stock	$(176,844)	(12,000)

Net Loss attributable to Common Shareholders	$(15,599,719)	$(2,949,520)

Weighted Average Common Shares Outstanding:
Basic and Diluted	29,124,906	21,609,742
Basic and Diluted Loss Per Common Share:	$(0.54)	$(0.14)

See Accompanying Notes to Consolidated Financial Statements

GEOS COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)\
Years Ended December 31, 2009 and 2008

	Preferred Stock	Preferred Stock	Common Stock	Common Stock	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Amount	Amount
Balance, December 31, 2007 (1:10 reverse split applied retroactively)	800	$800,000	18,375,204	$33,921,988	$(37,305,007)	$(2,583,019)
Conversion of Preferred to Common	(800)	(800,000)	400,000	800,000	-	-
Exercise of Options and Warrants	-	-	6,767,230	501,552	-	501,552
Stock Compensation				2,081,250		2,081,250
Stock and Warrants Issued for Services and Debt	-	-	1,736,126	1,552,250	-	1,552,250
Net Loss for the Year Ended December 31, 2008	-	-	-	-	(2,937,520)	(2,937,521)
Dividends on Preferred Stock	-	-	-	-	(12,000)	(12,000)
Balance, December 31, 2008	-	-	27,278,560	38,857,040	(40,254,528)	(1,397,488)
Exercise of Options and Warrants	-	-	3,817,760	456,564	-	456,564
Stock options and Warrants Issued for Services	-	-	1,551,522	2,072,789	-	2,072,789
Issuance of warrants in connection with Series F Preferred Shares, net of issuance costs of $55,037	-	-	-	2,447,906	-	2,447,906
Net Loss for the Year Ended December 31, 2009	-	-	-	-	(12,552,050)	(12,552,050)
Beneficial Conversion Feature for Series F Preferred Shares	-	-	-	2,870,825	(2,870,825)	-
Dividends on Preferred Stock	-	-	-	-	(176,844)	(176,844)
Balance, December 31, 2009	-	$-	32,647,842	$46,705,124	$(55,854,247)	$(9,149,123)

See Accompanying Notes to Consolidated Financial Statements

GEOS COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows From Operations:
Net Loss	$(12,552,050)	$(2,937,520)
Adjustments to Reconcile Net Loss to Net
Cash Used In By Operating Activities:
Depreciation and Amortization	744,351	663,821
Amortization of Loan Fees	270,411	-
Warrants issued for services	1,497,898	-
Loss on Extinguishment of Debt	1,469,523	-
Gain on Forbearance of Convertible Debt	(29,569)	-
Stock Compensation	574,891	349,827
Change in operating assets and liabilities:
Accounts Receivable	(7,374)	(2,350)
Inventories	122,557	3,604
Prepaid Expenses, net of prepaid loan fees	(67,805)	(54,179)
Other Assets	(44,649)	0
Accounts Payable and Accrued Expenses, net of extinguished debt accrued interest and fees	1,123,743	(90,251)
Deferred Revenue	7,389	2,311
Net Cash Used In Operating Activities:	(6,890,684)	(2,064,738)

Cash Flows From Investing Activities:
Property and Equipment Purchases	(529,756)	(1,143,068)
Investment in Affiliate and Note Receivable	(310,000)	-
Payments for Patents and Trademarks	-	(115,101)
Net Cash Used In Investing Activities	(839,756)	(1,258,169)

Cash Flows From Financing Activities:
Exercise of stock options	456,564	630,679
Issuance of Series F Preferred Shares	7,550,000	-
Proceeds from Notes Payable	1,510,089	2,929,024
Repayment on Notes Payable and Convertible Debt	(747,028)	(3,597,186)
Issuance of Common Stock	-	1,064,860
Payment for Financing Cost with warrants	-	2,063,894
Net Cash Provided By Financing Activities	8,769,625	3,131,271

Increase (Decrease) in Cash and Cash Equivalents	1,039,185	(191,635)
Balance, Beginning of year	2,645	194,279
Balance, End of year	$1,041,830	$2,644

See Accompanying Notes to Consolidated Financial Statements

GEOS COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF BUSINESS and MANAGEMENT’S PLANS

For convenience in this annual report, “Geos,” “we,” “us,” and “the Company” refer to Geos Communications, Inc. and our consolidated subsidiaries, taken as a whole.

Through our subsidiary Geos Communications, Inc., a Delaware corporation, (“Geos (DE)”), we are a developer and distributor of mobile applications and services.  We leverage our core competencies in Voice over Internet Protocol (VoIP) and technology development to introduce solutions to the global mobile community. Our services include MyGlobalTalk, a comprehensive solution for reducing long distance calling worldwide.

The Company, a Washington corporation, was incorporated as “Transit Information Systems, Inc.”  under the laws of the State of Washington on October 17, 1988.  In March 2004, the Company changed its name to “i2 Telecom International, Inc.”  In September 2009, the Company filed with the Secretary of State of the State of Washington an amendment to its Articles of Incorporation reflecting the change of the Company’s name from “i2 Telecom International, Inc.” to “Geos Communications, Inc.”

The Company’s management has focused historically upon VoIP as the Company’s primary line of business.  The Company is a developer of mobile phone applications and is constantly exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers.

The accompanying financial statements have been prepared assuming that Geos Communications, Inc. and subsidiaries will continue as a going concern. As discussed in Note 12 to the financial statements, Geos Communications, Inc. and subsidiaries has not generated positive cash flows from operations and has accumulated losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We effected a 1:10 reverse split of our common stock effective May 14, 2009.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Geos Communications, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Consolidation

The consolidated financial statements include the accounts of Geos Communications (DE), Geos Communications IP Holdings, Inc., and SuperCaller Community, Inc. (“SuperCaller”), all of which are, directly or indirectly, wholly-owned subsidiaries of the Company.  All significant intercompany accounts and transactions have been eliminated in consolidation.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification (“ASC”) and the Hierarchy of Generally Accepted Accounting Principles). The FASB ASC became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. The new codification system organizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant SEC guidance organized using the same topical structure in separate sections. This standard, which is now considered FASB ASC Topic No.105, became effective for financial statements issued for reporting periods that end after September 15, 2009.

Accordingly, previous references to GAAP accounting standards are no longer used by the Company in its disclosures including these notes to the consolidated financial statements.  The codification does not affect the Company’s consolidated balance sheet, cash flows or results of operations.

Accounting Estimates

Preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Revenue Recognition

Our revenues for 2009 have been derived primarily from our legacy Voicestick long distance services and to a lesser extent from MyGlobalTalk  services which became market ready in the fourth quarter of 2009.  All revenues are due upon delivery of services.

Revenue is recognized in accordance with SEC Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition” (“SAB 104”), when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectability is probable, delivery of a product has occurred and title and risk of loss has transferred or services have been rendered. Revenues include shipping and handling costs billed to the customers.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments.The carrying amounts and fair values for Preferred Stock Series A-D, and Series F are presented in a separate Footnotes below.

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentration of credit risk consist principally of cash and cash equivalents, and accounts receivable. We have placed cash and cash equivalents with a single high credit-quality institution.  The Company’s risk of loss is limited due to advance billings to customers for long distance services and the ability to discontinue these primary services on delinquent accounts.  We perform ongoing credit evaluations of our customers and maintain an allowance for potential credit losses.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories consisting of purchased components available for resale are stated at lower of cost or market.  Cost is determined on the first-in, first-out (FIFO) basis.

Deferred Financing Cost

Deferred financing costs include underwriting, legal, accounting and other direct costs incurred in connection with the issuance and amendments thereto, of the Company’s debt. These costs are amortized over the terms of the related debt using the straight-line method which approximates amortization using the effective interest method. Initial purchasers’ discounts are accreted over the terms of the related debt, utilizing the effective interest method. The amortization expense of deferred financing costs and accretion of initial purchasers’ discounts is included in interest expense as an overall cost of the related financings.

Property and Equipment and Related Depreciation

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method for financial and tax reporting purposes. Estimated lives range from five to ten years.  When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on disposition is recognized at that time.  Maintenance and repairs which do not improve or extend the lives of assets are expensed as incurred.

Intangible Assets

The Company has capitalized certain costs related to registering trademarks and patent pending technology.  In accordance with FASB ASC topic 350, the Company amortizes its intangible assets with a finite life over 10 years on a straight-line basis. Additionally, the Company tests its intangible assets for impairment whenever circumstances indicate that their carrying value may not be recoverable.

Impairment of Long-lived Assets

In accordance with the FASB ASC topic 360 on impairment or disposal of long-lived assets, the Company reviews its long-lived assets, including property and equipment, and finite-life intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  To determine recoverability of its long-lived assets, the Company compares the future undiscounted net cash flows, without interest charges to the carrying amount of the assets, and if it exceeds cash flow an impairment is recorded. The Company had no impairment of assets during the years ended December 31, 2009 or 2008.

Internal Use Software

Expenditures for internal use software, all of which have been obtained from third parties, have been capitalized and are being amortized over five years. The Company accounts for its internal use software in accordance with guidance in ASC Topic No. 350, (formerly Statement of Position 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Investments, at Cost

Investments in non-affiliated companies with a less than 20% ownership interest, no significant influence, and market prices not readily available, are accounted for under the cost method. The Company made an  investment in Shoot it!, Inc. in November for $ 250,000, the value of which is carried at cost.

Debt Extinguishment

On July 1, 2009 we offered to certain of our existing note holders the opportunity to exchange some or all of the principal, interest and loan fees under $6,328,212 of notes, which included all accrued interest and related fees, (the “Debt”) for different series of preferred stock of Geos Communications IP Holdings, Inc. This exchange was deemed to be debt extinguishment for the notes payable according to the ASC Topic No.405- Liabilities and 470-50 – Debt, Modifications and Extinguishments. As a result of this exchange a loss on debt extinguishment of $1,469,523 was recorded and is included in the Statement of Operations for the year ended of December 31, 2009.

ASC 470-50-40-10 (formerly EITF Issue 96-19) establishes the criteria for debt extinguishment and modification. If the debt is substantially different, then the debt is extinguished, and a gain or loss is calculated and recorded. We determined that an extinguishment existed as the present value of the cash flows under the terms of the new instrument, the different series of preferred stock, was at least 10% different from the present value of the remaining cash flows under the terms of the original notes.

Income Taxes

The Company files a consolidated federal income tax return with its wholly-owned subsidiaries. The Company is a C-Corporation under the provisions of the Internal Revenue Code. We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using enacted tax rates expected to be in effect at when the temporary differences reverse in accordance with ASC 740, Income Taxes (“ASC 740”). ASC 740 takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In accordance with ASC 740, the Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax provisions for these uncertain tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company considers both interest and penalties related to uncertain tax positions as part of the income tax provision.

Our deferred tax calculation requires management to make certain estimates about future operations. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date.

NOLs may be limited and the company is in process of determining if such a triggering event took place.  The Company is in the process of determining if a change in control, for purposes of Internal Revenue Code section 382, occurred during a testing period in 2009.  If it is determined there was a change in control, the net operating losses will be subject to an annual limitation on their utilization.  At this time, the annual limitation, if any, is not readily determinable.

Research and Development

The Company expenses research and development expenses as incurred.  Amounts payable to third parties under product development agreements are recorded at the earlier of the milestone achievement, or when payments become contractually due.  The company estimates 25% of it’s operating expenses for 2008 were related to research and development. There were no material research and development expenses for the year ended December 31, 2009.

Net Income (Loss) per Common Share

Basic earnings (loss) per common share represent income available to common shareholders divided by the weighted average number of shares outstanding during the period.  Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income available to common stockholders that would result from the assumed issuance. Options on shares of common stock warrants, and certain bonds convertible into common shares were not included in the computing of diluted loss per share because their effects were anti-dilutive.

Comprehensive Income or Loss

The Company has no components of other comprehensive income or loss, and accordingly, net loss equals comprehensive loss for all periods presented.

Stock Compensation

The Company measures all share-based payments, including grants of employee stock options to employees and warrants to service providers, using a fair-value based method in accordance with the ASC Topic No. 505 and Topic No. 718 (formerly SFAS No. 123R) Share-Based Payments. The cost of services received in exchange for awards of equity instruments is recognized in the consolidated statement of operations based on the grant date fair value of those awards amortized over the requisite service period.

Preferred Shares

The Company applies the guidance enumerated in ASC Topic No. 480 “Distinguishing Liabilities from Equity,” and “Classification and Measurement of Redeemable Securities,” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured initially at fair value and are accreted to the mandatory redemption value using the effective interest method.   Accretion and dividends are recorded as interest expense in the Statement of Operations.  As of December 31, 2009, the Company had recorded liabilities related to Series A-D Preferred Shares of Geos Communications IP Holdings, Inc. with a mandatory redemption value of $7,880,627.

In addition, the Company classifies conditionally redeemable convertible preferred shares, which includes preferred shares subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares in stockholders’ equity. As of December 31, 2009, the Company had recorded as temporary equity F Series Preferred Shares totaling $5,047,057.  Dividends on preferred shares included in temporary equity and equity are recorded as Dividends on Preferred Stock below Net Income on the Statement of Operations.

The Company evaluates the conversion option of the convertible preferred shares under ASC Topic No. 470-20, “Debt with Conversion and Other Options,” (formerly EITF Issues 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments).  A convertible financial instrument includes a beneficial conversion feature if the effective conversion price is less than the company’s market price of common stock on the commitment date.  The Company recorded $2,870,825 as a beneficial conversion feature of the F Series Preferred Shares for the year ended December 31, 2009.

New Accounting Pronouncements

Variable Interest Entities

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance that changed the consolidation model for variable interest entities (VIEs). This guidance requires companies to qualitatively assess the determination of the primary beneficiary of a VIE based on whether a company (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard is effective at the beginning of our 2010 year and must be applied retrospectively. The adoption of this guidance will not have a significant impact on our financial statements.

NOTE 3.  PROPERTY AND EQUIPMENT

Estimated lives range from five to ten years. Depreciation and amortization charged to operations was $397,303 and $322,818 for the years ended December 31, 2009 and 2008, respectively.

The major components of property and equipment at December 31, 2009 and 2008 are as follows:

	2009	2008
Network Equipment	$1,133,245	$1,115,822
Office Equipment	368,148	267,181
Software	1,077,322	889,632
Software Development	861,119	639,744
Lab Equipment	39,577	40,277
Furniture and Fixtures	46,884	43,884
	3,526,295	2,996,540
Less: Accumulated Depreciation and Amortization	2,140,769	1,743,466
Net Property and Equipment	$1,385,526	$1,253,074

NOTE 4.  INTANGIBLE ASSETS

Intangible assets at December 31, 2009 and 2008 consisted of the following, at cost:

	2009	2008
Patent Pending Technology	$3,190,917	$3,190,917
Trademarks	274,017	274,017
	3,464,934	3,464,934
Accumulated Amortization	1,023,034	675,987
Intangible Assets, net	$2,441,900	$2,788,947

The Company has six  patents which have been granted, and thirteen patent applications  pending.  The life of the technology and trademarks  is estimated to be ten years and is being amortized, beginning January 1, 2007 over a ten year period. As of December 31, 2009, the Company has determined there is no impairment of the intangible assets.

Amortization expense for the years ended December 31, 2009 and 2008 totaled $347,047 and $341,003.  The following table represents the expected amortization expense for each of the next five years ending December 31, for those intangible assets with remaining carrying value as of December 31, 2009:

2010	$346,493
2011	$346,493
2012	$346,493
2013	$346,493
2014	$346,493
Thereafter	$709,435

NOTE 5.   CONVERTIBLE BONDS

On December 9, 2006, the Company sold $2,000,000 of 6% secured convertible debentures pursuant to a Securities Purchase Agreement dated thereof. The Company received $1,625,000 in December 2006 and remaining $375,000 in January 2007. The Debentures matured on May 9, 2007. The Debentures were convertible from time to time into 28,571,429 pre-split shares of Common Stock of the Company at the price of $.07 per share and 28,571,429 pre-split warrants exercisable for three years at the price of $.07 per share, of which were only partially converted in 2007, with the remaining warrants forfeited as of December 31, 2009.

On February 28, 2007, the Company sold $2,000,000 of 6% Senior Subordinated Secured Convertible Notes convertible into 1,666,666  post- split shares of the Company's common stock priced at $.24 each, and 833,000 post-split Warrants, priced at $.24 each. For every two shares of Common Stock to be issued, the investor(s) received one warrant which is exercisable into the Company's common stock at $.24. These warrants mature three years from issuance and will expire in February 2010, all of which 566,673  are outstanding as of December 31, 2009. The Notes will automatically convert into the Company's common stock if any of the following events occur: (i) the Shares become registered and freely trading, or (ii) the financial closing by the Company of $10,000,000 or more. The Notes are secured by all assets of the Company and its subsidiaries. All future debt securities issued by the Company will be subordinate in right of payment to the Notes; provided, however, that the Company may raise up to $1.0 million of senior indebtedness that ranks pari passu with the Notes in the future. During the year ended December 31, 2007, the Company converted Convertible debt in the amount of $3,392,274, net of bond discount of $557,419, in principal and accrued interest, to common stock. Total shares issued in exchange for the debt were 40,851,517.

Due to the late registration of shares received in conversion of the Convertible Debt, penalty shares were awarded and issued to convertible note holders. The total number of penalty shares issued was 6,320,476.

Convertible bonds remaining at December 31, 2009 and 2008 consisted of the following:

	December 31, 2009	December 31, 2008
December 2006 6% Convertible Bonds	$50,000	$50,000
February 2007 6% Convertible Bonds	-0-	$50,000
	$50,000	$100,000

NOTE 6.   NOTES PAYABLE and SERIES A-D, PREFERRED SHARES SUBJECT TO MANDATORY REDEMPTION

On July 1, 2009 we offered to certain of our existing note holders the opportunity to exchange some or all of the principal, interest and loan fees totaling $6,328,212 of notes and notes payable to related parties, which included all accrued interest and related fees, (the “Debt”) for different series of preferred stock of Geos Communications IP Holdings, Inc., a Delaware corporation and our wholly owned subsidiary (“IP Holdings”).  The issuance price of the preferred stock of IP Holdings was $1.00 for every $1.00 of each note being exchanged.  On July 31, 2009, the Company exchanged an aggregate of $5,598,385 (with approximately $729,827 of remaining debt and fees paid in cash  to nonconverting holders) of the Debt into IP Holdings Series A–D Preferred Stock. The former secured debt included 12% interest with maturities of principal and all accrued interest originally due in 2008, and subsequently extended to 2009.

In connection with the creation of IP Holdings, substantially all of the Company’s intellectual property was transferred to IP Holdings, with the Company owning all of the common stock of IP Holdings.  The IP Holdings Preferred Stock provides for an accruing dividend of 12% per annum and a special dividend for up to two years in the event that the IP Holdings Preferred Stock has not been redeemed. In addition the Series A–D shares are subordinate to the Series F Preferred Shares described below.

With assistance from a  independent third party, the company determined the initial fair value of the new preferred series to be $7,028,630 for the new shares issued. Subsequently, $574,041 has been accreted for interest plus dividends of $277,955, resulting in a balance of $7,880,627 as of December 31, 2009. The final redemption amount is $9,784,027 which encompasses additional charges for each time period passing as follows:

July 31, 2010	$1,377,699
July 31, 2011	$803,657

The Company applies the guidance enumerated in ASC Topic No. 480 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and “Classification and Measurement of Redeemable Securities,” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured initially at fair value with accretion of interest expense and dividends related to the shares added to the mandatory redemption value using the effective interest method.  Redemption value approximates fair value at December 31, 2009 due to the short period of time from issuance to the reporting date.

This exchange was also deemed to be debt extinguishment for the notes payable according to the ASC Topic No.405- Liabilities and 470-50 – Debt, Modifications and Extinguishments As a result of this exchange a loss on debt extinguishment of $1,469,523 was recorded and is included in the Consolidated Statement of Operations for the year ended of December 31, 2009.

NOTE 7.  SERIES F CONVERTIBLE PREFERRED STOCK

In 2009, the Company issued Series F Convertible Preferred Stock, no par value (the “Series F Preferred Shares”). Each share of the Series F Preferred Shares is convertible at the option of the holder into shares of our Common Stock, no par value. The number of shares of Common Stock issuable upon conversion is determined by dividing the stated value, or $1,000, by a conversion price of $ 0.50, subject to adjustment as provided in the Certificate of Designations.  In addition, each share of Series F Preferred Shares will automatically convert (i) if certain milestones provided in the Certificate of Designations are met, (ii) if such share is outstanding on the third anniversary of the date that Series F Preferred Shares are first issued or (iii) if the holders of more than fifty percent of the outstanding Series F Preferred Shares so consent. Without the express written consent of holders of at least fifty percent of the then-outstanding Series F Preferred Shares (as well as any holders of more than twenty percent of the then-outstanding Series F Preferred Shares) the Company may not authorize or issue any additional class or series of equity securities of the Company ranking senior to, or pari passu with, the Series F Preferred Shares with respect to  dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The holders of Series F Preferred Shares are entitled to elect one director to the Board of Directors, but the Series F Preferred Shares otherwise carry no voting rights other than those required by law.

The Series F holders may convert, at their discretion (subject to a conversion restriction prohibiting any conversion that would result in a Series F holder’s beneficially owning more than 4.9% of the then-issued and outstanding Common Stock), all or any of the shares into Common Shares at a conversion price of $0.50, resulting in 15,100,000 shares of Common Stock.  During the year ended December 31, 2009, no Series F Preferred Shares were converted.

The Company has the option to redeem all or a portion of the outstanding Series F Preferred Shares at $2,000 per share, for a total redemption price of $15,100,000. Holders of Series F Preferred Shares also have the option to require the Company to redeem their Series F Preferred Shares if the Company fails to pay required dividends to such holders or breaches any material representation, warranty or covenant contained in the Certificate of Designations or in any subscription agreement pursuant to which any Series F Preferred Shares are issued, and such failure is not cured.

The Company applies the guidance enumerated in ASC Topic No. 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. In addition, the Company classifies conditionally redeemable preferred shares, which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity.

In connection with the multiple issuances of 7,550 shares of Preferred Series F shares, 7,550,000 warrants were issued.  The proceeds of $7,410,000, net of cost of $140,000, were allocated based on the relative fair values of the underlying shares and warrants.  The value allocated to the shares was $5,047,057 and is shown as temporary equity on the Consolidated Balance Sheets and is outside of stockholders’ equity because such shares are contingently redeemable because payment of required dividend  is not within the control of the Company. The beneficial conversion feature totaled $2,870,825, and is included in Common Stock, No Par, and was recognized as a return on the Preferred Series F in the period of issuance because the Preferred Stock was immediately convertible. The fair value of the Preferred Series F shares was $7,049,683 at December 31, 2009.

The value allocated to the warrants issued to investors and warrants issued to pay transaction costs was $2,502,943, and is included in Common Stock, no par.  The warrants are exercisable at any time at $.63, for a period of three years.

During the year ended December 31, 2009, the Company declared and accrued dividends of 6% totaling of $176,844, which is due in six months and are included in accrued expenses on the Consolidated Balance Sheets.

NOTE 8.  COMMON STOCK AND STOCK OPTIONS AND WARRANTS

On May 14, 2009,  the Company and Board of Directors approved a reverse ten for one reverse stock split.  As such, all 2008 Common Stock share prices and amounts have been adjusted accordingly.

During 2004, the Company’s board of directors approved a stock option plan for its officers, directors and certain key employees.  Generally, the options vest over a period of three years. Compensation expense is based upon straight-line amortization of the grant-date fair value over the implicit vesting period of the underlying stock option. In accordance with ASC Topic No. 718 and No. 505, the fair value of each stock option grant was estimated on the date of the grant, using the Black-Scholes option-pricing model.

Stock options issued in 2009   were recorded at a fair value of $2,091,575 using the following attributes and assumptions for 2009: share price of $0.09, risk-free interest rate of 1.37%, expected dividend yield of 0%, expected life of 2.87 years, and expected volatility of 186%. The Company estimates forfeitures of 12% based on historical experience. As of December 31, 2009, there was unrecognized compensation expense related to non-vested stock option agreements of $1,516,685. Assumptions for 2008 were as follows: share price of $0.09, risk-free interest rate of 1.37%, expected dividend yield of 0%, expected life of 2.87 years, and expected volatility of 186%.

In addition, the Company has issued stock warrants to key employees, consultants, and certain investors, which vest upon issuance, and are accordingly expensed, with expiration dates of three years. The warrant fair value was determined by using the Black Scholes option pricing model. Variables used in the Black-Scholes option-pricing model for 2009 and 2008, respectively include (1) risk-free interest rate of 1.68% and3.30%, (2) expected warrant life of 3.2 years and 2.62, (3) expected volatility of 197% and 183% , and (4) zero expected dividends.

Information regarding stock options and warrants outstanding as of December 31, 2009 is summarized below:

	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at December 31, 2007	12,224,823	$2.30
Option Granted	1,510,000	0.90
Warrants Granted	20,446,350	1.00
Canceled	(16,446,855)	1.90
Exercised	(1,251,483)	5.80
Outstanding at December 31, 2008	16,482,835	1.30
Exercised	(3,817,760)	0.12
Option Granted, (1)	8,997,760	0.57
Warrants Granted, including 7,550,000 of Series F warrants granted in 2009	10,422,648	0.66
Canceled	(8,745,539)	1.90
Outstanding at December 31, 2009	23,339,944	$0.74

Exercisable December 31, 2009	18,067,764	$.78

(1)
(1) At a special meeting of the Board of Directors held on October 15, 2009, the Board approved the Company’s 2009 Omnibus Long Term Incentive Plan (the “Plan”).  A Registration Statement on Form S-8, filed on January 8, 2010, registered a total of 6,000,000 shares of Common Stock authorized for issuance under the Plan.  The plan will be presented to shareholders for approval at the next Annual Meeting.  The Company has granted options to purchase 2,510,000 shares under the plan, which options are subject to the Plan being approved by shareholders prior to October 15, 2010.

The exercise price for options outstanding and exercisable at December 31, 2009 was as follows:

	Shares	Weighted	Weighted	Shares	Weighted
	Underlying	Average	Average	Underlying	Average
Range of	Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding	Contractual Life (Years)	Price	Exercisable	Price

$ .01-$2.00	6,601,438	2.45	0.68	1,329,259	0.92

The exercise price for warrants outstanding at December 31, 2009 was as follows:

	Shares	Weighted	Weighted	Shares	Weighted
	Underlying	Average	Average	Underlying	Average
Range of	Warrants	Remaining	Exercise	Warrants	Exercise
Exercise Prices	Outstanding	Contractual Life (Years)	Price	Exercisable	Price

$ .01-$1.00	16,738,505	9.5	$0.77	16,738, 505	$0.77

During the years ended December 31, 2009 and 2008, total compensation costs recognized in income from stock-based compensation awards was $574,891 and $349,827 respectively, and is included in general and administrative expenses on the Consolidated Statement of Operations. As of December 31, 2009, there was unrecognized compensation expense related to non-vested stock option agreements of $1,516,685.

During the years ended December 31, 2009 and 2008, total warrants issued for services was $1,497,898 and $1,202,423, respectively, and is included in  the Consolidated Statement of Operations.

The intrinsic value of options exercised during 2009 and 2008 is $0 and $275,326 respectively.

NOTE 9.    CERTAIN RELATED PARTY TRANSACTIONS

Interest expense incurred on certain notes from officers and directors for the years ended December 31, 2009 and 2008 was $90,233 and $116,909, respectively which was issued at market rates.

NOTE 10.  INCOME TAXES

For the years ended December 31, 2009 and 2008, the Company had net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any deferred tax assets. Therefore, the Company has provided a valuation allowance against its deferred tax assets at December 31, 2009 and 2008, respectively. The Company has incurred net operating losses for federal income tax purposes of $11,661,985 and $953,802 for the years ended December 31, 2009 and 2008 respectively.   At December 31, 2009, the Company has total net operating loss carry forwards of $54,401,778 which expire in various years ranging from 2009 to 2029.  Based upon all available objective evidence, including the Company’s loss history, management believes it is more likely than not that the net deferred assets will not be fully realized. Therefore, the Company has provided a valuation allowance against its deferred tax assets at December 31, 2009 and 2008.

Deferred taxes are detailed as follows:

	December 31, 2009	December 31, 2008
Deferred Income Tax Liability:
Patents and Trademarks	$164,482	$216,982
Deferred Income Tax Assets:
Net Operating Loss Available	18,503,411	14,538,336
Research and Development Expenses	146,497	195,329
Accrued Expenses	1,581,566	1,535,008
	20,231,474	16,268,673
Valuation Allowance	(20,066,992)	16,051,691
Deferred Income Tax Asset	164,482	216,982
Net Deferred Income Taxes	$-	$-

Reconciliation between the income tax benefit determined by applying the applicable Federal statutory income tax rate to the pre-tax loss is as follows for the period indicated:

	December 31, 2009	December 31, 2008
Tax benefit at statutory income tax rate	$(4,346,659)	$(1,028,132)
Meals and entertainment	9,863	4.965
Stock based compensation	201,212	95,818
Other	120,283	29,765
Change in valuation allowance	4,015,301	897,584
Tax benefit reported	$-	$-

Effective December 1, 2007, we adopted the provisions of ASC 740-10 (formerly FIN 48), which contains a two-step process for recognizing and measuring uncertain tax positions. The first step is to determine whether or not a tax benefit should be recognized. A tax benefit will be recognized if the weight of available evidence indicates that the tax position is more likely than not to be sustained upon examination by the relevant tax authorities. The recognition and measurement of benefits related to our tax positions requires significant judgment, as uncertainties often exist with respect to new laws, new interpretations of existing laws, and rulings by taxing authorities. Differences between actual results and our assumptions or changes in our assumptions in future periods are recorded in the period they become known.  Interest costs and penalties related to income taxes are classified as income tax expenses in the consolidated financial statements.  As of December 31, 2009 and 2008 the company has not identified any uncertain tax positions.  We are currently subject to a three year statute of limitations by major tax jurisdictions. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction.

NOLs may be limited and the company is in process of determining if such a triggering event took place.  The company is in process of determining if a change in control, for purposes of Internal Revenue Code section 382, occurred during a testing period in 2009.  If it is determined there was a change in control, the net operating losses will be subject to an annual limitation on their utilization.  At this time, the annual limitation, if any, is not readily determinable.

NOTE 11.  LEASE OBLIGATIONS

The Company leases its office facilities in Southlake, Texas under an operating lease expiring in June 2012.  The Company also leases space in Atlanta, Georgia for its network operations on a month to month basis.

Total rent expensed during the years ended December 31, 2009 and 2008 was $73,487 and $76,624.

Future minimum lease obligations under all operating leases for each year ended December 31, are as follows:

2010	$107,975
2011	$116,090
2012	$58,947
2013	$-0-
2014 and thereafter	$-0-

NOTE 12.   LIQUIDITY AND MANAGEMENTS PLANS

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $12,552,050 and $2,937,520 during the years ended December 31, 2009 and 2008, respectively, and as of December 31, 2009, the Company’s current liabilities exceeded its current assets by $442,354 and its total liabilities exceeded its total assets by $4,102,066 which includes the Preferred Shares subject to mandatory redemption of $7,880,627.

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  The Company has sustained substantial operating losses since commencement of operations.  The Company has also incurred negative cash flows from operating activities and the majority of the Company’s assets are intangible assets, which were not considered impaired in the current year.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which is in turn dependent on the Company restructuring its financing arrangements, and/or obtaining additional financing,  and achieving a positive cash flows while maintaining adequate liquidity.

The Company has undertaken a number of specific steps to achieve positive cash flow in the future.  These actions include the two acquisitions consummated in the first quarter of 2010 and draw down loan described in footnote 14 along with the economic cost associated with the integration, and debt restructuring and equity placements which occurred at the same time as the acquisitions in the first quarter of 2010. The Company has taken further action to reduce its ongoing operating costs, and has been in discussions with the secured and unsecured creditors regarding restructuring of commitments. Other actions include continued increases in revenues by introducing new products and revenue streams, reductions in the cost of revenues, continued expansion into new territories, reviewing additional financing options, and accretive acquisitions. Management believes that the actions undertaken as a whole provide the opportunity for the Company to continue as a going concern, although this will be highly dependent on the ability to restructure our financing arrangements.

The Company has identified several new business strategies that may enable the Company to reach its profitability goals.  First, the Company currently has a detailed plan under which it will bring in new capital for both its short term as well as its long term liquidity needs.  The Company is in negotiations with several companies to enable the Company to ultimately expand the market and revenues for its products and services.  Management believes that new products it has in development, the potential for newly identified business relationships coupled with new capital from sophisticated investors, should allow the Company to achieve its goal of positive cash flow within the next twelve months. There can be no assurances that such efforts will be successful. The Company may finance these new business opportunities through a combination of equity and/or debt. If the Company determines to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of the Company’s existing shareholders. If the Company determines to finance these opportunities by incurring debt, then such debt may not be available to the Company on favorable terms, if at all.

In addition, on February 23, 2010, the Company issued a Drawdown Promissory Note in an amount up to a maximum of $2,000,000 (the “Drawdown Note ”) to Butterfield Family Trust U/A/D 1/12/99 (the “ Trust ”).  The Drawdown Note accrues interest at a rate of 12% per annum and the principal and interest thereon is due and payable on the earlier of (i) the closing on at least $5,000,000 of subscriptions for shares of Series H Preferred Stock of the Company, which is a series of preferred stock we anticipate creating (the “Series H Preferred Stock”) in the Offering (as defined below); or (ii) August 23, 2010 (the “Maturity Date”).  The Trust may convert all or any portion of the principal balance of and/or accrued but unpaid interest on the Drawdown Note into the securities we anticipate offering in a private placement of equity in the form of Series H Preferred Stock and warrants (the “Offering”), at a conversion price equal to the purchase price paid for the Series H Preferred Stock and warrants in the Offering.    The Drawdown Note requires the issuance of a warrant to purchase 10,000 shares of Common Stock for each $100,000 drawdown there under at a purchase price of $0.20 per share.  The term of each Warrant is three years from the issuance date of each Warrant.  At April 23, 2010 we had drawn down all amounts under the line of credit.

NOTE 13.   SUPPLEMENTAL CASH FLOW DISCLOSURES

Interest paid, income taxes paid and non-cash transactions incurred during the years ended December 31, 2009 and 2008 was as follows:

	2009	2008
Interest Paid	$78,342	$46,143
Income Taxes	$-0-	$-0-
Non-Cash Transactions:
Payment of Debt and accrued interest with Preferred Stock	$5,598,385	$1,008,264
Exercise of Warrants	—	3,218,551
Financing Cost paid via issuance of warrants	$247,367	—

NOTE 14.   SUBSEQUENT EVENTS

On February 19, 2010, the Company entered into and closed an Agreement and Plan of Merger (the “Shoot It! Merger Agreement)” with Shoot It!, LLC., an Arizona limited liability company (“Shoot It!”), certain security holders of Shoot It! and Shoot It! Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Shoot It! Merger Sub”).  Subject to the terms and conditions of the Shoot It! Merger Agreement, Shoot It! was merged with and into Shoot It! Merger Sub (the “Shoot It! Merger”) with Shoot It! Merger Sub surviving as a wholly-owned subsidiary of the Company.

At Closing, the Company issued 2,000 shares of Geos newly issued Series G Convertible Preferred Stock, stated value of $1,000 per share, no par value per share (“Series G Preferred Stock”) and held back 500 shares of Series G Preferred Stock in order to satisfy potential indemnification obligations under the Shoot It! Merger Agreement.  Any Series G Preferred Stock remaining after the expiration of the holdback period set forth in the Shoot It! Merger Agreement will be issued pro rata to the Shoot It! security holders.  The Series G Preferred stated value is convertible to common shares of the Company at $ .50 per share, and carries a 6% dividend rate on the stated value.  Upon certain milestones related to share pricing, the Series G preferred shares automatically convert to common shares.  The Company is currently obtaining an independent valuation of the Series G Preferred Stock, and an estimate of the event’s financial effect cannot be made at this time.

On February 12, 2010, the Company entered into an Agreement and Plan of Merger (the “D Mobile Merger Agreement)” with D Mobile, Inc., a Delaware corporation (“D Mobile”), Jonathan Serbin (“Serbin”) and D Mobile Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“D Mobile Merger Sub”).  Subject to the terms and conditions of the D Mobile Merger Agreement, D Mobile was merged with and into D Mobile Merger Sub (the “D Mobile Merger”) with D Mobile Merger Sub surviving as a wholly-owned subsidiary of the Company. On March 1, 2010, the Company entered into a First Amendment to the D Mobile Merger Agreement (the “   First Amendment”). Pursuant to the First Amendment, the D Mobile Merger Agreement was amended to provide for each D Mobile securityholder to have the option for ten days following the closing of the Merger to elect (the “Cash Election”) to receive $49.68 in lieu of each share of Series G  Preferred Stock and each Parent Warrant to purchase a share of Series G Preferred Stock that such securityholder would have received in the D Mobile Merger.

At Closing on March 1, 2010, the Company paid $75,002.39 to one D Mobile Shareholder that opted for the Cash Election and issued 2,473.24 shares of Geos Series G Convertible Preferred Stock and warrants to purchase 205.32 shares of Series G Preferred Stock at a price of $0.50 per share (“Parent Warrants”).  Pursuant to the Merger Agreement the Series G Preferred Stock consideration was reduced by 121.20 shares of Series G Preferred Stock to repay a $60,000 Convertible Promissory Note dated December 22, 2009 issued by D Mobile in favor of the Company.  Additionally (i) 637.61 shares of Series G Preferred Stock and 52.92 Parent Warrants were held back by the Company in order to satisfy Serbin’s and the other D Mobile security holders’ potential indemnification obligations under the D Mobile Merger Agreement and (ii) 177.53 shares of Series G  Preferred Stock will be held back to satisfy the conversion provisions of the convertible note which Pypo Holdings (HK) Company Limited has the option to purchase pursuant to a subscription agreement.  Any Series G Preferred Stock or Parent Warrants remaining after the expiration of the holdback periods set forth in the Merger Agreement, will be issued pro rata to the D Mobile security holders that did not opt for the Cash Election. The Company is currently obtaining an independent valuation of the Series G Preferred Stock, and an estimate of the event’s financial effect cannot be made at this time.

On February 23, 2010, the Company issued a Drawdown Promissory Note in an amount up to a maximum of $2,000,000 (the “Drawdown Note ”). The Drawdown Note accrues interest at a rate of 12% per annum and the principal and interest thereon is due and payable on the earlier of (i) the closing on at least $5,000,000 of subscriptions for shares of Series H Preferred Stock of the Company, which is a series of preferred stock we anticipate creating (the “Series H Preferred Stock”) in the Offering (as defined below); or (ii) August 23, 2010 (the “Maturity Date”).  The note holder may convert all or any portion of the principal balance of and/or accrued but unpaid interest on the Drawdown Note into the securities we anticipate offering in a private placement of equity in the form of Series H Preferred Stock and warrants (the “Offering”), at a conversion price equal to the purchase price paid for the Series H Preferred Stock and warrants in the Offering.    The Drawdown Note requires the issuance of a warrant to purchase 10,000 shares of Common Stock for each $100,000 drawdown there under at a purchase price of $0.20 per share.  At April 23, 2010, we had drawn down all funds available under the Drawdown Note.